Exhibit 10.26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

among

AXSOME THERAPEUTICS, INC.,

BAERGIC BIO, INC.,

and

The STOCKHOLDERS of Baergic Bio, Inc., including, without limitation:

AVENUE THERAPEUTICS, INC, for itself and as Sellers’ Representative; and

CHILDREN’S HOSPITAL MEDICAL CENTER, d/b/a Cincinnati Children’s Hospital Medical Center

And the HOLDERS of Company Stock Options of Baergic Bio, Inc.

dated as of

November 5, 2025

TABLE OF CONTENTS

i

ii

Exhibits:

Exhibit A:	AZ License Amendment
Exhibit B:	Written Consent
Exhibit C:	Contingent Consideration
Exhibit D:	Press Release

Schedules:

Schedule I:	Consideration Schedule

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of November 5, 2025 is entered into by and between Axsome Therapeutics, Inc., a company organized under the laws of the state of Delaware and together with its Affiliates (“Buyer”); Baergic Bio, Inc., a company organized under the laws of the state of Delaware (“Baergic” or “Company”); Avenue Therapeutics, Inc. (“Avenue” or “Sellers’ Representative”, as the case may be) and the other stockholders and holders of Company Stock Options of Baergic, including, without limitation Children’s Hospital Medical Center, d/b/a Cincinnati Children’s Hospital Medical Center (“Cincinnati” or “CCHMC”). For the sake of clarity, Avenue Therapeutics, Inc. will be referred to herein as “Sellers’ Representative” when acting or referred to in that capacity, “Seller” when acting or referred to in that capacity, and as “Avenue” when acting or referred to on its own behalf.

RECITALS

WHEREAS, Sellers and AstraZeneca AB (“AZ”) own all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock, constituting all of the issued and outstanding Company Capital Stock (collectively, the “Shares”).

WHEREAS, effective immediately prior to the consummation of the Transaction, and contingent thereon, (i) Avenue intends to purchase all of the Shares currently owned by AZ (the “Avenue Share Acquisition”), and (ii) the Company intends to terminate the Cincinnati Children’s License in exchange for the issuance of additional Shares to Cincinnati (the “Additional Issuance”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares (the “Transaction”);

WHEREAS, the board of directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Transaction, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the transactions contemplated hereby, including the Transaction;

WHEREAS, the board of directors of Buyer has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Transaction, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

Article 1
DEFINED TERMS

Section 1.1      Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Entity.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Ancillary Documents” means AZ License Amendment and all other documents or agreements required to be delivered by a Party hereunder.

“Anticorruption Laws” means any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).

“Avenue Agreements” means collectively, (i) the Founders Agreement dated as of March 9, 2017, and (ii) the Management Services Agreement dated as of March 9, 2017, in each case by and between the Company and Avenue, as assignee of Fortress Biotech, Inc. (“Fortress”)

“AZ License” means Definitive License Agreement between AstraZeneca AB and Company, made and entered into effective as of December 17, 2019.

“AZ License Amendment” means an amendment to the AZ License in the form attached hereto as Exhibit A.

“AZ” is defined in the recitals of this Agreement.

“BAER-101” means the gamma-aminobutyric acid receptor A alpha 2 & 3 (GABAAAα2,3) positive modulator compound (which is more specifically described on Schedule 1 hereto and any other compound constituting an “AstraZeneca Patent” (as such term is defined the AZ License, as the same exists immediately prior to the Transaction).

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or obligated by applicable Laws to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnified Party” is defined in Section 8.2.

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Certificate” means a stock certificate representing shares of Company Capital Stock.

“Cincinnati” or “CCHMC” is defined in the preamble of this Agreement.

“Cincinnati Children’s License” means the Exclusive License Agreement by and between the Company and Cincinnati made and effective as of December 17, 2019, as amended.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Payment” is defined in Section 2.3(a).

“Closing Transaction Expenses” is defined in Section 2.3(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble of this Agreement.

“Company Capital Stock” means the Capital Stock of the Company, including the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company, including Restricted Stock.

“Company-Controlled Registered Company IP” means Registered Company IP that is (i) owned by the Company or (ii) presently being or has been filed, prosecuted or maintained by the Company.

“Company Intellectual Property” means any and all Intellectual Property that is owned by or licensed or sublicensed to the Company or that is otherwise used or held for use by the Company in connection with the research, development, manufacture, commercialization, use, sale, offer for sale, importation or other exploitation of any of the Company’s Products.

“Company-Owned Intellectual Property” means all Company Intellectual Property that is owned, whether solely or jointly with another Person, by the Company.

“Company Personnel” means any former or current director, officer, employee, independent contractor, consultant or agent of the Company.

“Company Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA and each other pension, retirement, supplemental retirement, employment, consulting, compensation, deferred compensation, incentive, excess benefit, profit sharing, bonus, stock option, restricted stock, stock appreciation right, equity derivative or other equity, phantom equity, change in control, severance, vacation, paid time off, holiday, health, life, disability, group insurance, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in each case (i) that is maintained, contributed to, or required to be contributed to, by Company for the benefit of one or more employees or the beneficiaries or dependents of any such Persons, or (ii) under which the Company has or may have any Liability.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company, including the Company Series A Preferred Stock.

“Company Series A Preferred Stock” is defined in Section 4.4(a).

“Company Shareholder” means a holder of Company Capital Stock.

“Company Stock Options” means options or warrants or other similar rights granted with respect to any Company Capital Stock, including under the Company Stock Plan.

“Company Stock Plan” means any current or former stock option plan or other stock or equity-related plan of the Company, including: (i) that certain Baergic Bio, Inc. (f/k/a FBIO Acquisition Corp. III) 2017 Incentive Plan; and (ii) that certain Baergic Bio, Inc. Non-Employee Directors Compensation Plan.

“Compound” means BAER-101, or any other specific pharmaceutically acceptable salt, hydrate, solvate or crystalline polymorph of such compound, including any and all back-up molecules in the Gamma-aminobutyric acid (GABA) positive allosteric modulator (PAM) family.

“Confidential Company Information” is defined in Section 4.14(f).

“Confidential Information” is defined in Section 6.6(b).

“Confidentiality Agreement” is defined in Section 6.6(c).

“Contingent Consideration” means the consideration payable in accordance with Section 2.8 and Exhibit C of this Agreement.

“Constitutive Documents” means the Articles or Certificate of Incorporation and by-laws of a Person if such Person is a corporation, and analogous constitutive documents if such Person is another form of entity.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, security agreement, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, evidence of Indebtedness or legally binding arrangement or understanding, whether written or oral.

“Copyrights” means rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask work rights, and all registrations and applications therefor and all extensions, restorations, and renewals thereof.

“D&O Indemnified Parties” is defined in Section 6.4(a).

“Data Room” means the electronic data room made available to Buyer by the Sellers through the Closing Date, in connection with the negotiation of this Agreement, as constituted on or prior to the date of this Agreement.

“Data Package” means, with respect to a Product or Compound, all data generated by or on behalf by Company or its Affiliates in performing activities under any research plan in respect of such Product or Compound, including data generated regarding the physical, chemical, and pharmaceutical properties of such Product, data generated pursuant to non-clinical and clinical studies in respect of such Product manufacturing-related data, specifications and information (including chemistry, manufacturing, and controls data), all correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, and all drug manufacturing files filed with any Regulatory Authority.

“Deductible” is defined in Section 8.4(a).

“Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in, or useful for, the administration of the Compound.

“Direct Claim” is defined in Section 8.5(a).

“Disclosure Schedule” is defined in the preface to Article 4.

“EMA” means the European Medicines Agency or any successor agency with comparable responsibilities.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Environmental Law” means any applicable Law relating to (i) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials, (ii) Releases or threatened Releases, (iii) protection of wildlife, endangered species, wetlands or natural resources, (iv) underground storage tanks (USTs) storing Hazardous Materials, (v) above-ground storage tanks (ASTs) storing Hazardous Materials, and (vi) health and safety of employees and other persons with respect to workplace exposure to Hazardous Materials. Without limiting the above, Environmental Law also includes the following within the U.S. and all foreign equivalents thereof to the extent applicable: (A) CERCLA, (B) the Solid Waste Disposal Act, (C) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), (E) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), (F) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), (H) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), (I) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), (J) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only with respect to the health and safety of employees with respect to workplace exposure to Hazardous Materials and (K) any other applicable Laws similar or analogous to (including counterparts of) any of the statutes listed above, in each case, in effect as of the Closing Date.

“Environmental Permits” means any Permits required or issued by any Governmental Entity under any applicable Environmental Law.

“Express Representations” is defined in Section 6.7.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, together with any rule, regulation, interpretation or guidance document issued or promulgated thereunder by the FDA.

“Financial Statements” is defined in Section 4.8.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Standing; No Subsidiaries), Section 4.2 (Power and Authority; Binding Agreement), Section 4.3 (Authorization); Section 4.4 (Capitalization), Section 4.5(a)(i) (Noncontravention), Section 4.15 (Litigation), Section 4.20 (Environmental Matters), and Section 4.22 (Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, whether domestic or foreign, or any multinational organization or authority, or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental entity.

“Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, petroleum or petroleum product, radioactive substance, hazardous wastes, any substance, chemical or material regulated, listed, limited or defined as hazardous under any applicable Environmental Law, including: (i) any by-products, derivatives, or combinations of such material, (ii) lead, asbestos, asbestos-containing material and poly-chlorinated biphenyls, (iii) any “hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under applicable Environmental Laws, and (iv) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste.

“Health Care Laws” means, to the extent applicable, (i) the FFDCA, (ii) the PHSA, (iii) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), and the regulations promulgated pursuant to such statutes, (iv) HIPAA, the regulations promulgated thereunder and comparable state laws, (v) the Controlled Substances Act (21 U.S.C. § 801 et seq.), (vi) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (vii) all Laws administered by the FDA, the EMA and other Governmental Entities, including those governing or relating to good laboratory practices, good clinical practices, recordkeeping, the manufacture, import, export, testing, development, processing, reporting, packaging, labeling, dissemination of information regarding products under investigation, storage, distribution and use of any of the Company’s Products, including, without limitation, informed consent requirements, adverse drug event reporting requirements, applicable regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, and the applicable portions of FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211 for Products under investigation in the U.S., and the respective counterparts thereof promulgated by Governmental Entities in countries outside the U.S. and (viii) any and all other applicable federal, state, local, foreign, supranational health care Laws, rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions, each of (i) through (viii) as may be amended from time to time.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Indebtedness” means with respect to an applicable Person: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any obligations evidenced by any note, bond, debenture or other debt security; (iii) any obligations for the deferred purchase price of property or services with respect to which the person or entity is liable, contingently or otherwise, as obligor or otherwise; (iv) any commitment by which the person or entity has assured a creditor against loss (including contingent reimbursement liability with respect to letters of credit); (v) accrued commissions and bonuses (including the person’s or entity’s share of any payroll Taxes to be incurred as an employer in connection therewith); letters of credit, to the extent drawn; (iv) any liabilities with respect to leases that are classified as capital or finance leases in accordance with FASB Accounting Standards Codification Topic 842 in the Financial Statements (but expressly excluding any leases for the occupancy or use of real property) with respect to which any Person is liable, contingently or otherwise, as obligor, guarantor or otherwise; (v) any indebtedness secured by an Lien on any asset of the Person (other than Permitted Liens); (vi) customer deposits; (vii) deferred revenue; (viii) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (ix) guarantees on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (viii); and (x) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations, but expressly excluding any amounts included as Transaction Expenses.

“Indemnified Party” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 8.

“Individual Claim Threshold” is defined in Section 8.4(a).

“Infringe” shall mean infringe (directly, contributorily, by inducement or otherwise), misappropriate, or otherwise violate, or use in any unlawful or unauthorized manner (where authorization is required under applicable Law or Contract), any Intellectual Property, and such term includes the conjugated forms of each of the foregoing, as applicable.

“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, and protected, created or arising under any Law, including the following: (i) Patent Rights, (ii) industrial design rights, and all registrations thereof, applications therefor and renewals and extensions of the foregoing, (iii) Marks, (iv) Copyrights, (v) Know-How and Other Information, (vi) all other intellectual property and proprietary rights, (vii) all tangible embodiments of any of the foregoing and (viii) all rights, benefits, and priorities afforded under applicable Law with respect to any of the foregoing.

“Intercompany Agreements” means the Avenue Agreements and each other agreement or contract between the Company, on the one hand, and any Seller or Fortress (including, without limitation, any subsidiaries or affiliates of any of the foregoing), on the other hand (whether or not any other Person is a party thereto).

“Intercompany Indebtedness” means the Avenue Indebtedness and each other loan, Indebtedness, advance or other extension of credit, including accounts receivable, made by the Company on the one hand, to any Seller or Fortress (including, without limitation, any subsidiaries or affiliates of any of the foregoing), on the other hand (whether or not any other Person is a party thereto).

“IT Assets” means all computers and other information technology infrastructure and assets used in the Company or used in the business of the Company.

“Judgment” means any writ, judgment, injunction, order, decree, stipulation determination or award entered by or with any Governmental Entity.

“Know-How and Other Information” means information, know-how, inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, Software documents, apparatus, results, strategies, regulatory documentation and submissions, and information pertaining to, or made in association with, filings with any Governmental Entity or patent office, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, and data layers, devices, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable. Know-How and Other Information shall include all contents of the Data Room.

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, judicial decision, rule, regulation, directive or code of any Governmental Entity, and any other measures or decisions having the force of law in any jurisdiction from time to time.

“Legal Restraints” is defined in Section 3.1(a).

“Liabilities” means any and all damages, debts, liabilities and obligations, claims, Taxes interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties, and expenses, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Judgment and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, hypothecation, mortgage, pledge, lease, adverse claim, assignment (including any assignment of rights to receive payments of money) for security, levy, charge or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

“Losses” means any claims, actions, causes of action, Judgments, suits, fines, Liabilities, losses, costs (including the costs of defense and enforcement of this Agreement), damages, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses).

“Marks” means all trademarks, trade names, trade dress, service marks, service names, logos, corporate names, product configuration rights, business symbols, brand names, certification marks, or domain names, and other indications of origin, whether registered or unregistered, and all registrations and applications therefor and all renewals of any of the foregoing, together with the goodwill associated any of with the foregoing.

“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development (i) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or (ii) that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement; provided, however, that no changes, effects, events, occurrences, states of fact or developments that result from any of the following will constitute a Material Adverse Change or be taken into account for purposes of determining whether there has been or will be, a Material Adverse Change, so long as such changes, effects, events, occurrences, states of fact or developments do not disproportionately affect the Company as compared with other industry participants: (i) any changes in applicable Law or GAAP (or any interpretation of GAAP); (ii) changes in the regional, national or world economy, the financial, credit, banking or securities markets or the industries or markets in which the Company operates; (iii) any political or social unrest; (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, fire or other disaster, change in weather, meteorological conditions or climate or act of god; (v) any epidemic, pandemic or disease outbreak (including COVID-19), or any legal restrictions that relate to, or arise out of, such epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law following the date hereof; (vi) engagement by any Governmental Entity or non-governmental group in hostilities or the escalation thereof or the occurrence or the escalation of any military or terrorist attack, including the current conflict involving Ukraine and the Russian Federation; (vii) the negotiation, execution, pendency or announcement or disclosure of the Transactions; or (viii) the taking of any action contemplated by this Agreement or any Ancillary Document or taken at the request of Buyer or in respect of which Buyer has provided written consent.

“Material Contract” means any contract, agreement or other similar instrument that is material to the conduct of the Company, including without limitation, any contract, agreement or other similar document (a) related to any Company Intellectual Property; (b) related to the conduct of any research studies or clinical trials or other similar agreements of the Company; or (c) related to any Product or Compound of the Company and any data or regulatory materials related thereto or the storage thereof; provided however that any contract, agreement or other similar instrument that creates or constitutes Indebtedness of, or relates to any Lien on, the Company is deemed to be material..

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” is defined in Section 4.8.

“Non-Qualified Loss” is defined in Section 8.4(a).

“Party” means Buyer, the Company and the Sellers.

“Parties” means Buyer, the Company, and Sellers.

“Patent Rights” means any and all (i) issued patents, (ii) patent applications, including all applications and filings made pursuant to the Patent Cooperation Treaty, provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all letters of patent granted with respect to any of the foregoing, (iii) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, reissues and re-examinations, (iv) inventor’s certificates and (v) other forms of government issued rights substantially similar to any of the foregoing.

“Paying Agent” means a paying agent mutually selected by Buyer and Sellers’ Representative prior to the Closing.

“Permit” means any consent, approval, variance, exemption, order, authorization, certificate, permit, concession, registration, franchise or license of any Governmental Entity.

“Permitted Liens” means the following: (i) statutory Liens for Taxes not yet due or payable or which are being contested in good faith, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent, (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Company’s business.

“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

“Personal Property Leases” is defined in Section 4.11(c).

“PHSA” means the Public Health Service Act, as amended, and the regulations promulgated thereunder.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Tax Return” is defined in Section 6.2(b).

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the end of the Closing Date.

“Privileged Communications” is defined in Section 9.14(b).

“Product” means any product that comprises or contains the Compound (or any other developmental or lead drug candidate of the Company), alone or in combination with one or more other active ingredients, in any and all forms, presentations, dosages and formulations. For clarity, “Product” will include any Delivery Systems that are sold with, or for the administration of, such Compound.

“Pro Rata Percentage” means, with respect to each Seller, the percentage of the Seller Closing Payment and Contingent Consideration (if any) paid or payable to him, her or it pursuant to the terms of the Company’s Constitutive Documents and this Agreement. Each Seller’s Pro Rata Percentage is set forth on the attached Schedule I.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), and any foreign and state law counterparts.

“Real Property” is defined in Section 4.12.

“Registered Company IP” is defined in Section 4.14(b).

“Regulatory Approval” means any and all approvals (including marketing authorization approvals), licenses, registrations, permits, notifications, and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a Product in any country or jurisdiction.

“Regulatory Authority” means any Governmental Entity that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA, or any successor agency of the foregoing having regulatory jurisdiction over the manufacture, distribution, and sale of drugs in a territory.

“Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights conferred by the applicable Regulatory Authority with respect to the Product other than any Patent Rights.

“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, development, manufacture, or commercialization of any Product made to or received from any Regulatory Authority in a given country, including any Investigational New Drug application and any marketing authorization application or equivalent application and all amendments and supplements thereto.

“Releases” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Restricted Stock” means any Company Capital Stock that is subject to a right of repurchase or redemption by the Company, subject to forfeiture back to the Company or subject to transfer or lock-up restrictions.

“Review Board” is defined in Section 4.5(b).

“Schedule I” means a statement delivered to Buyer prior to the date hereof, as the same may be amended prior to Closing to make Schedule I true, complete and correct in all respects on the Closing Date, which Schedule I as so amended shall supersede and become Schedule I for all purposes of this Agreement, with the following information:

(i)            the name and address of each Seller;

(ii)           the number of shares of each class or series of Company Capital Stock and a representation as to the nonexistence of any options, warrants or other rights with respect to such Company Capital Stock, and

(iii)          each Seller’s Pro Rata Percentage.

“Securities Act” means the Securities Act of 1933.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Indemnified Party” is defined in Section 8.3.

“Seller” means a Company Shareholder and/or a holder of any Company Stock Option other than AZ.

“Sellers” means collectively, the Company Shareholders and holders of any Company Stock Options other than AZ.

“Set-Off Claim Amount” is defined in Section 8.8.

“Seller Closing Payment” has the meaning set forth in Section 2.3(b)(iii).

“Sellers’ knowledge”, “to the knowledge of the Sellers” or variations thereof means the actual knowledge of [***] and [***], solely in their capacities as officers of the Company, and not of any other Seller.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Sellers’ Representative Expense Fund” means Five Thousand Dollars ($5,000).

“Software” means software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including application programming interfaces, and algorithms.

“Standard Software” means Software that is generally commercially available and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Stockholders Agreement” means the Stockholders Agreement dated as of December 17, 2019, by and among the Company and the Company Shareholders, as amended.

“Straddle Period” means any Tax Period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Super Fundamental Representations” means the representations and warranties contained in Section 4.11(a) and Section 4.11(b) (Assets; Personal Property).

“Survival Period” is defined in Section 8.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any income, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, Capital Stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar, including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible or intangible), premium, escheat obligation, environmental, windfall profits, customs duties, or other taxes of any kind or any fees, charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) taxes whatsoever, together with any interest, penalties or addition thereto, whether disputed or not, that may be imposed by a Taxing Authority, (ii) any Liability for the payment of any amount of any type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, controlled, combined, unitary or aggregate group for any Tax Period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Contest” is defined in Section 6.2(d).

“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes.

“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, assessment, reporting, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, reporting, collection, or imposition of any Taxes (domestic or foreign).

“Third Party Claim” is defined in Section 8.5(b).

“Third Party Intellectual Property” means Company Intellectual Property, other than Company-Owned Intellectual Property.

“TPL” is defined in Section 9.14(a).

“Trade Sanctions Laws” means any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations.

“Transaction” is defined in the Recitals.

“Transaction Expenses” means all fees and expenses (including (i) fees and expenses of investment bankers, finders, consultants, attorneys, accountants or others) of the Company incurred or owed or reimbursed or reimbursable by the Company in connection with the negotiation, entering into, and consummation of this Agreement, the Transaction, and the other transactions contemplated hereunder, in each case to the extent not paid prior to the Closing, including without limitation, (i) fees or expenses associated with obtaining necessary or appropriate waivers, consent or approvals of any Governmental Entity or third party, (ii) all fees of brokers, finders or investment bankers, (iii) fees and expenses of counsel, auditors, accountants, consultants and experts, (iv) all sale, change-of-control, stay, retention, annual incentive, sign-on or similar bonuses or payments, and all costs and fees payable in connection with the termination of any employment agreement, to current or former directors, employees or other service providers of the Company paid as a result (in whole or in part) of or in connection with the transactions contemplated by this Agreement, including payments that vest, partially vest, or become payable after the Closing in whole or in part due to the Closing or otherwise due to the transactions contemplated hereby, even if full vesting or payment thereof is subject to additional contingencies or conditions, and including any “gross-up” payment, Taxes, Employee Benefit Plan contributions or other costs or expenses incurred by the Company in connection therewith, and (vi) to the extent charged to the Company before or after the Closing, the costs and expenses related to the termination or release of any Lien (other than Permitted Liens) and any filings reasonably necessary to evidence the same).

“Transaction Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any (i) direct or indirect acquisition or sale of substantial assets of the Company, (ii) transaction which would result in a change in the capitalization of the Company as of the date hereof, including any sale or issuance of any Company Capital Stock to any Person, (iii) license or grant of rights to any third party for any of the Company Intellectual Property or (iv) direct or indirect acquisition or sale of any Company Capital Stock (whether through a share purchase, Transaction, consolidation, business combination, recapitalization or similar transaction involving the Company), in each case other than the Avenue Share Acquisition, the Additional Issuance, the Transaction and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.2(c).

“U.S.” means the United States of America, its territories and possessions, including Puerto Rico.

“Waiving Parties” has the meaning set forth in Section 9.14(a).

“Written Consent” means the written consent of a majority (or such higher percentage as required by Law or the Company’s Constitutive Documents) of the Company Shareholders in the form attached as Exhibit B, adopting this Agreement and approving the consummation of the Transaction in accordance with this Agreement.

Section 1.2      Descriptive Headings; Certain Interpretations.

(a)            The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

(b)            Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(i)            “or” has the inclusive meaning represented by the phrase “and/or”;

(ii)           “include”, “includes” and “including” are not limiting;

(iii)          “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)          “date hereof” refers to the date of this Agreement set forth in the preamble;

(v)           “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(vi)          definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)         references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented;

(viii)        references to a Person are also to its permitted successors and assigns;

(ix)           references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement;

(x)           words importing the masculine gender include the feminine or neuter and, in each case, vice versa;

(xi)           “day” or “days” refers to calendar days;

(xii)          “$” or “dollars” means the lawful money of the United States of America;

(xiii)         references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(xiv)        the term “made available” means, with respect to any document, that such document was in the Data Room at the close of business two Business Days prior to the date hereof; and

(xv)         the language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

Article 2
PURCHASE AND SALE

Section 2.1      Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares for the consideration specified in Section 2.3. The Transaction shall be on a debt free cash free basis.

Section 2.2      Closing. The closing of the Transaction (the “Closing”) shall be held by execution and exchange of .pdf or Docusign signature pages simultaneously with the execution hereof (“Closing Date”).

Section 2.3      Consideration; Closing Payment; Payment.

(a)            Subject to this Article 2 and the other terms and conditions of this Agreement, the aggregate dollar value of the consideration to be received by Sellers from Buyer in exchange for the Shares and in consideration for the Transaction and the Ancillary Documents shall be Three Hundred Thousand Dollars ($300,000) (the “Closing Payment”) plus the Contingent Consideration payable by Buyer pursuant to Section 2.8 (if any).

(b)            At the Closing, Buyer shall pay the following from and solely to the extent of the Closing Payment:

(i)            the Transaction Expenses to the persons and in the amounts set forth in invoices or similar documentation provided by the Company to Buyer no later than two (2) Business Days prior to the Closing (the “Closing Transaction Expenses”);

(ii)           the Sellers’ Representative Expense Fund to the Sellers’ Representative; and

(iii)          the balance of the Closing Payment (i.e., the Closing Payment minus the Closing Transaction Expenses and the Sellers’ Representative Expense Fund) (the “Seller Closing Payment”) to the Paying Agent for distribution to the Sellers.

(c)            As of the Closing Date, the Company shall have no (i) cash, (ii) Indebtedness (including any Intercompany Indebtedness), (iii) Intercompany Agreements; (iv) trade payables or (v) other unpaid liabilities for payment to employees, suppliers, or service providers of the Company with respect to services provided prior to the Closing Date (including all cancellation termination or similar fees payable pursuant to the terms of the contract governing such services), including those liabilities for payment that are first asserted following the Closing Date, but excluding, for the purposes of this Section 2.3(c) and (d), liabilities to such employee, supplier or service provider for claims for damages or other amounts not related to nonpayment of service fees (including cancellation, termination or similar fees) due and owing pursuant to the terms of the contract governing such services (the “Retained Liabilities”). Prior to the Closing, (i) the Company will pay off in full all outstanding Retained Liabilities, and (ii) Avenue will contribute to the capital of the Company (as provided in Code Section 108(e)(6)) or otherwise satisfy or release all amounts due and owing under the Avenue Agreements or otherwise shown as due and owing from the Company on the accounts of Avenue, including all intercompany receivables (collectively, the “Avenue Indebtedness”), which the Company represents constitutes all of the Indebtedness of the Company. All such Avenue Agreements shall be terminated. For the sake of clarity, amounts due and owing under the terms of the AZ License or AZ License Amendment, based on any facts or circumstances occurring, on or after the Closing Date are excluded the definition of Indebtedness as used under this Section 2.3(c).

(d)            If, after the Closing Date, Buyer becomes aware of any Indebtedness or other Retained Liabilities or amounts that should have been included in the Closing Transaction Expenses, Buyer will provide Sellers’ Representative prompt written notice of such fact (including any invoices or other documentation supporting any third party claim to such amounts) and Sellers’ Representative will promptly pay or otherwise dispose of such amounts but in no event later than thirty (30) days after such notice. For the purposes of clarification only and not for the purposes of interpreting or limiting any other provision of this Agreement, any breach of this Section 2.3(c) and Section 2.3(d) and remedies in connection therewith are not subject to any limitation under Section 8.4.

Section 2.4      Company Stock Options.

(a)            On the Closing Date, each outstanding Company Stock Option, to the extent not exercised prior to the Closing, shall be cancelled and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Pro Rata Percentage of the Seller Closing Payment at Closing and following the Closing, when and if due, the Pro Rata Percentage of the Contingent Consideration, as applicable (rounded up to the nearest $0.01), in each case based on the number of shares of Company Capital Stock into which such Company Stock Option would be converted if exercised after deduction of the applicable the per share exercise price of such Company Stock Option and any applicable tax withholdings.

(b)            Notwithstanding any provision in this Agreement to the contrary, the portion, if any, of any Company Stock Option that is unvested immediately prior to the Closing shall be vested and treated as a vested Company Stock Option under Section 2.4(a) above.

(c)            At or prior to the Closing, the Company and the Company Board, as applicable, (i) shall have adopted any resolutions and take any actions necessary to (A) effectuate the provisions of Section 2.4(a) and Section 2.4(b) and (B) cause all outstanding Company Stock Options (whether vested or unvested) to terminate at or prior to the Closing Date and (ii) shall obtain from each holder of a Company Stock Option, and deliver to Buyer and Seller’s Representative, an option termination agreement executed by such holder in form and substance satisfactory to Buyer (“Option Termination Agreement”).

(d)            The right of any holder of a Common Stock Option to receive its Pro Rata Percentage of the Seller Closing Payment and any Contingent Consideration shall be subject to the receipt of an Option Termination Agreement, terms of this Agreement (including rights to indemnification of the Buyer pursuant to Article 8) and any rights of the Buyer hereunder.

Section 2.5      Actions in Connection with the Closing.

(a)            At the Closing, the Company shall deliver to Buyer the Shares, free and clear of all Liens and rights of others, along with the certificates, instruments and other documents referred to in Section 3.2, such that at Closing, Buyer shall own 100% of all Company Capital Securities and no Seller, Fortress, any subsidiary or affiliate thereof or any other Person (other than as agreed by Buyer) shall have any right or agreement to purchase or obtain any Capital Securities in the Company.

(i)            At the Closing, Buyer shall deposit with the Paying Agent for the benefit of the Sellers, the Seller Closing Payment payable to the Sellers in accordance with Section 2.6 and Schedule I. The Paying Agent shall be solely responsible for disbursing the Seller Closing Payment to Sellers in accordance with Schedule I and Section 2.6.

(b)            The Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents but not including the payment of any cash or non-cash consideration, without Buyer’s prior written consent) as may be required to effect the transactions described in this Section 2.5 as of the Effective Time. The Company shall terminate all Company Stock Plans as of the Effective Time and ensure that from and after the Effective Time there are no outstanding rights to acquire Company Capital Stock pursuant to the Company Stock Plans.

Section 2.6      Payment Procedures.

(a)            Prior to the Closing Date, the Sellers’ Representative shall provide to Buyer or the Paying Agent, as applicable, properly executed Stock Powers, along with certificates representing each of the Shares, Option Termination Agreements and a properly executed substitute Form W-9 or Form W-8BEN, if applicable, from each Seller and such other documents as may be reasonably required by the Buyer to evidence the transfer of the Shares.

(b)            Upon the Closing, the Paying Agent shall pay (by check or by wire transfer) to each Seller, such Seller’s, Pro Rata Percentage of the Seller Closing Payment and when and following the Closing, if and when due, each such Seller’s Pro Rata Percentage of the Contingent Consideration, as applicable (rounded up to the nearest $0.01) with respect to each share of Company Capital Stock held by such Seller, represented by a Certificate to be surrendered by such Seller.

(c)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate and indemnity from such Person, the Seller Closing Payment with respect to the shares of Company Capital Stock represented thereby to be paid in accordance with this Section 2.6.

(d)            Buyer and the Paying Agent shall be permitted to rely, without further inquiry, on Schedule I (including the information therein with respect to each Seller’s Pro Rata Percentage) in making any payments to the Sellers under this Agreement.

Section 2.7      Sellers’ Representative.

(a)            By approving the Transaction or by surrendering or delivering a Certificate (or an affidavit in lieu thereof) to the Buyer or the Paying Agent in exchange for the Seller Closing Payment to be paid in accordance with Section 2.6, each Seller irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints Avenue Therapeutics, Inc. as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Sellers and each of them (the “Sellers’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, this Agreement, including for purposes of taking any action or omitting to take any action on behalf of the Sellers hereunder to:

(i)            act for the Sellers with regard to all matters pertaining to indemnification under this Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims, and the payment;

(ii)           execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)          receive funds, make payments of funds and give receipts for funds;

(iv)          do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present;

(v)           give or receive notices to be given or received by the Sellers under this Agreement; and

(vi)          receive service of process in connection with any claims under this Agreement.

However, and notwithstanding anything contained in this Agreement to the contrary, such approval and appointment shall not apply to any indemnification or other claim made against one or more Sellers based upon the specific breach or conduct of that Seller or Sellers (and not made in the same manner and on the same basis against the Company and/or all of the Sellers generally) (an “Excluded Seller Claim”). With respect to an Excluded Seller Claim, the Seller that is the subject of the Seller Excluded Claim shall have sole and exclusive authority and control to make and receive all notices and communications with respect to, and to oversee, manage, defend, and resolve, such Excluded Seller Claim in such Seller’s sole and exclusive discretion and at such Seller’s sole cost and expense. As a precondition to the effectiveness of this paragraph, the Sellers’ Representative and the applicable Seller(s) shall notify the Buyer of the existence of an Excluded Seller Claim and identify the Seller(s) that are the responsible party(ies) under this paragraph. A determination of the existence of an Excluded Seller Claim and the identification of the responsible Seller shall be determined in writing jointly by the Seller’s Representative and the responsible Seller(s). Once such determination is made by Seller(s) and the Sellers’ Representative with respect to an Excluded Seller Claim it is irrevocable and shall not be changed or modified without the prior written consent of the Buyer.

Except for Excluded Seller Claims (in which case the Seller that is the subject of the Excluded Seller Claim will have sole and exclusive authority to manage such Excluded Seller Claim), all actions, notices, communications and determinations by or on behalf of the Sellers shall be given or made by the Sellers’ Representative and all such actions, notices, communications and determinations by the Sellers’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b)            If the Sellers’ Representative resigns, dies or becomes legally incapacitated, then a majority of the Sellers, based on their Pro Rata Percentages, promptly shall designate in writing to Buyer a single Person to fill the Sellers’ Representative vacancy as the successor Sellers’ Representative hereunder. If at any time there shall not be a Sellers’ Representative or the Sellers fail to designate a successor Sellers’ Representative, then Buyer may have a court of competent jurisdiction appoint a Sellers’ Representative hereunder. A majority of the Sellers, based on their Pro Rata Percentages, may also replace the Person serving as the Sellers’ Representative from time to time and for any reason upon at least ten (10) days’ prior written notice to Buyer.

(c)            The Sellers’ Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Sellers’ Representative. In addition, the Sellers’ Representative shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law or the rules of any securities exchange on which its securities are traded and in such case the each Party, as applicable; provided that (i) the Sellers’ Representative may disclose such nonpublic information to legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the Sellers on any information disclosed to such Sellers’ Representative pursuant to this Agreement), (ii) the Sellers’ Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Sellers’ Representative pursuant to this Agreement and (iii) the Sellers’ Representative may disclose to any Seller any information disclosed to the Sellers’ Representative subject to such Seller agreeing with Buyer in writing to restrictions on the disclosure and use of such information consistent with the restrictions to which the Sellers’ Representative is subject, to the extent such Seller is not already bound by confidentiality obligations set forth in this Agreement.

(d)            Buyer shall be entitled to rely on the authority of the Sellers’ Representative as the agent, representative and attorney-in-fact of the Sellers for all purposes under this Agreement and shall have no Liability for any such reliance. In the event of an Excluded Seller Claim, Buyer shall be entitled to rely on the authority of the Seller(s) that have been identified to Buyer (as set forth above) for all purposes under this Agreement with respect to such Excluded Seller Claim and shall have no Liability for any such reliance. No Seller may revoke the authority of the Sellers’ Representative. By approving the Transaction or by surrendering or delivering a Certificate (or an affidavit in lieu thereof) to the Paying Agent in exchange for the Seller Closing Payment to be paid in accordance with Section 2.6, each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action without gross negligence or bad faith taken by the Sellers’ Representative in the exercise of the power-of-attorney granted to the Sellers’ Representative pursuant to this Section 2.7, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Seller.

(e)            The Sellers’ Representative Expense Fund shall be retained by the Sellers’ Representative for such time as the Sellers’ Representative shall determine in its reasonable discretion, and be used to reimburse the Sellers’ Representative in respect of any costs and expenses incurred in acting in its representative capacity hereunder (except with respect to Excluded Seller Claims). Except as set forth in the preceding sentence or as otherwise expressly provided in this Agreement, the Sellers’ Representative will not receive any monetary compensation for acting in its representative capacity hereunder. After the Sellers’ Representative determines that the Sellers’ Representative Expense Fund is no longer required to be retained, the Sellers’ Representative shall cause any remaining portion of the Sellers’ Representative Expense Fund to be distributed to Sellers in accordance with their Pro Rata Percentages.

Section 2.8      Contingent Consideration. Buyer shall pay any Contingent Consideration to Sellers (in accordance with their respective Pro Rata Percentages), if due, at the times and in the amounts set forth in Exhibit C, by wire transfer of immediately available funds to the bank accounts designated by Sellers for such purpose.

Section 2.9      Close of Stock Transfer Books. At the Closing Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares of Company Capital Stock on the records of the Company. From and after the Closing Date, no Shares of Company Capital Stock shall be deemed to be outstanding, and the holders of Shares of Company Capital Stock immediately prior to the Closing Date shall cease to have any rights with respect to such Shares, except as otherwise provided herein or by applicable Law.

Section 2.10      Withholding Rights. Notwithstanding anything herein to the contrary, the Buyer and its Affiliates and sublicenses will be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that Buyer and its Affiliates, as applicable, shall provide the applicable payee with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding. To the extent that amounts are so deducted or withheld and timely paid over to the proper Taxing Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid hereunder. Buyer and its Affiliates and sublicenses, as the case may be, shall provide Sellers’ Representative reasonable assistance, at Sellers’ Representative’s cost, to enable the recovery, as permitted by Applicable Laws, of withholding taxes, transfer taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Sellers.

Article 3
CLOSING CONDITIONS

Section 3.1      Conditions to Sellers’ Obligation. The obligation of Sellers to effect the Transaction is subject to the satisfaction (or express written waiver by Sellers’ Representative) on or prior to the Closing Date of the following conditions:

(a)            No Injunction or Legal Restraint. There shall not be pending or threatened by any Governmental Entity any Action (or by any other Person any Action which has a reasonable likelihood of success), challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the Transaction or any of the other transactions contemplated by this Agreement or seeking to obtain from a Party or any of its Affiliates any damages in connection with the Transaction (collectively, “Legal Restraints”).

(b)            Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate, dated the Closing Date and signed on behalf of Buyer by an authorized signatory of Buyer, confirming the foregoing.

(c)            Covenants and Agreements. Buyer shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or before the Closing Date. The Company shall have received a certificate, dated the Closing Date and signed on behalf of Buyer by an authorized signatory of Buyer, confirming the foregoing.

(d)            Governmental Consents and Approvals. The Company shall have received from Buyer evidence, in form and substance reasonably satisfactory to it, that those consents approvals, authorizations, registrations, filings and/or notices listed on Section 4.5(b) of the Disclosure Schedule required in connection with the Transaction, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

(e)            Amendment to AZ License. The AZ License Amendment shall have been executed by all parties thereto.

(f)             Termination and Release. Each Seller shall execute an agreement which releases the Company of all Indebtedness and Liabilities of Company to such Seller.

(g)            Other Documentation. The Company and counsel to the Company shall have received such other certificates and other documentation (including Constitutive Documents and certificates as to the incumbency of officers) from Buyer as they shall have reasonably requested and as is customary with respect to the Transaction and the other transactions contemplated by this Agreement.

Section 3.2      Conditions to Buyer’s Obligation. The obligation of Buyer to effect the Transaction is subject to the satisfaction (or express written waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement (except for the Fundamental Representations and the Super Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Change” or similar materiality qualifiers, other than with respect to Section 4.16) as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except to the extent the failure of such representations and warranties to be so true and correct would not in the aggregate have a Material Adverse Change. The Fundamental Representations and the Super Fundamental Representations shall be true and correct in all respects as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak of a specified date will be determined as of such date). The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of the Company, confirming the foregoing.

(b)            Covenants and Agreements. The Company shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or before the Closing Date. The Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by the Sellers’ Representative, confirming the foregoing.

(c)            No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Change.

(d)            No Injunction or Legal Restraint. No Legal Restraint shall be pending or threatened.

(e)            Written Consent. The fully executed copy of the Written Consent shall have been delivered to Buyer.

(f)            Stock Certificates. Signed Certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed shall have been delivered to Buyer.

(g)            Good Standing Certificate. A certificate duly issued by the Secretary of State for State of Delaware as to the good standing of the Company dated not more than ten (10) Business Days before the Closing Date shall have been delivered to Buyer.

(h)            Secretary’s Certificate. A certificate by the Secretary of the Company, dated as of the Closing Date, certifying the completeness and correctness of its Constitutive Documents, the completeness and correctness of its corporate actions approving this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, and the incumbency of its officer(s) executing this Agreement and any Ancillary Document, together with copies of such documents shall have been delivered to Buyer.

(i)            Contractual Consents and Approvals. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that Buyer or the Company has obtained all consents and approvals of third parties set forth in Section 4.5 of the Disclosure Schedule or otherwise required under any Material Contract to consummate the Transaction and the other transactions contemplated by this Agreement.

(j)            Resignations. Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which Buyer designates, by written notice to the Company, as unnecessary).

(k)            Payoff Letters. The Company shall have delivered to Buyer appropriate evidence of satisfaction, waiver or other release of in respect of all Indebtedness and any Transaction Expenses, in form and substance reasonably satisfactory to Buyer, and the Company shall have made arrangements reasonably satisfactory to Buyer for the payees of any such Indebtedness (if any) or Transaction Expenses to deliver any related Lien releases and related documentation, as applicable, to the Company or Buyer at the Closing.

(l)              AZ License. The AZ License shall be in full force and effect.

(m)            Amendment to AZ License. The AZ License Amendment shall have been executed by all parties thereto and shall, contingent upon the Closing, be in full force and effect.

(n)            Option Termination Agreements. The receipt by the Company of Option Termination Agreements for all outstanding Company Stock Options.

(o)            Intercompany Agreements. All Intercompany Agreements have been terminated (along with releases from all Liabilities and Indebtedness thereunder) with evidence of such termination satisfactory to the Buyer being provided to Buyer.

(p)            Indebtedness. All Indebtedness of the Company, including any Intercompany Indebtedness, has been released and paid off. with evidence of such release and pay off satisfactory to the Buyer being provided to Buyer.

(q)            Cincinnati Children’s License. The Cincinnati Children’s License has been terminated, the Additional Issuance has been consummated and evidence of such termination and Additional Issuances, satisfactory to the Buyer, has been provided to Buyer.

(r)             Termination of Stockholder Agreements. The Company and its Sellers, as applicable, shall have taken all actions as may be necessary to terminate in full the Company’s Stockholder Agreement and release the Company from all Liabilities and Indebtedness thereunder and evidence of such termination satisfactory to the Buyer, has been provided to Buyer.

(s)            Avenue Share Acquisition. The Avenue Share Acquisition shall have occurred and Buyer has received satisfactory evidence thereof.

(t)             Other Documentation. The Buyer and counsel to the Buyer shall have received such other certificates and other documentation (including Constitutive Documents and certificates as to the incumbency of officers) from Company and the Sellers as they shall have reasonably requested and as is customary with respect to the Transaction and the other transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing, except, as disclosed by the Sellers in the disclosure schedule delivered contemporaneously with this Agreement (the “Disclosure Schedule”), as follows:

Section 4.1      Organization and Standing; No Subsidiaries.

(a)            The Company (i) is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the State of Delaware; (ii) has all requisite corporate power and authority and possesses all material Governmental Entity licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted and (iii) is duly qualified, licensed or registered to do business and is, where applicable, in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration necessary (except where such failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Change), which jurisdictions are listed in Section 4.1(a) of the Disclosure Schedule. The Company has made available to Buyer complete and correct copies of its Constitutive Documents, as amended. The Company has made available to Buyer and its Representatives true and complete copies of the stock Certificates and transfer books and the minute books of the Company.

(b)            The Company (i) does not own any Capital Stock of, or any equity interest of any nature in, any other Person, and (ii) is not a participant in any joint venture, partnership or similar arrangement.

Section 4.2      Power and Authority; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transaction and the other transactions contemplated hereby other than (a) compliance with and filings, notifications and approvals under any applicable foreign competition, Transaction control, antitrust or similar Law, if necessary, (b) any filings, notifications and approvals under the applicable Permits or the applicable Review Boards that are required prior to the Closing Date and which are listed in Section 4.2 of the Disclosure Schedule, other than those that the failure to obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (c) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

Section 4.3      Authorization. The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Transaction, this Agreement and the other transactions contemplated thereby, (ii) determining that the Seller Closing Payment and the Contingent Consideration are fair to the shareholders of the Company and declaring that the Transaction, this Agreement and the other transactions contemplated thereby are in the best interests of the Company’s shareholders, (iii) adopting this Agreement, (iv) authorizing the Company to enter into this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth in this Agreement, (v) directing that the Transaction and this Agreement be submitted to the shareholders of the Company for a vote for adopting this Agreement and approving the Transaction and (vi) recommending that the Company’s shareholders vote to approve and adopt this Agreement and approve the Transaction. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to the Transaction, this Agreement or any other transaction contemplated thereby. The Company’s shareholders have voted to approve and adopt this Agreement and approve the Transaction.

Section 4.4      Capitalization.

(a)            The authorized Company Capital Stock as of the date hereof consists of (i) 50,000,000 shares of Company Common Stock, 17,739,937 shares of which are issued and outstanding and of which 1,000,000 are shares of Restricted Stock and (ii) 2,000,000 shares of Company Preferred Stock, of which 250,000 shares have been designated as Company Series A Preferred Stock, par value $0.0001 per share (the “Company Series A Preferred Stock”), none of which are issued and outstanding. All of the shares of Company Capital Stock outstanding have been, and as of the Closing Date will be, duly authorized and validly issued, and are fully paid and nonassessable.

(b)            Section 4.4(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of the holders of Company Capital Stock, showing as of the date hereof the number of shares of such Capital Stock, and the class or series of such shares, held by each such shareholder and, with respect to shares other than Company Common Stock, the number of shares of Company Common Stock (if any) into which such shares are convertible. Section 4.4(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of the holders of Company Capital Stock, showing as of immediately prior to the Closing (taking into account the Avenue Share Acquisition and the Additional Issuance), the number of shares of such Capital Stock, and the class or series of such shares, held by each such shareholder and, with respect to shares other than Company Common Stock, the number of shares of Company Common Stock (if any) into which such shares are convertible. Section 4.4(b)(iii) of the Disclosure Schedule indicates all outstanding Company Capital Stock that is Restricted Stock as of the date hereof and as of the Closing Date, indicating the name of the applicable shareholder, and the vesting schedule (including any acceleration provisions with respect thereto). The Company holds no shares of Company Capital Stock in its treasury. All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold by the Company in compliance with the provisions of the Company’s Constitutive Documents and all applicable federal and state securities Laws.

(c)            Section 4.4(c) of the Disclosure Schedule sets forth a complete and accurate list of all holders of outstanding Company Stock Options, indicating, with respect to each Company Stock Option, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). Section 4.4(c) of the Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued thereunder, the number of shares of Company Common Stock subject to outstanding options thereunder and the number of shares of Company Common Stock reserved for future issuance thereunder. Except as set forth in Section 4.4(c) of the Disclosure Schedule, each outstanding Company Stock Option has been granted under a Company Stock Plan. The Company has made available to Buyer complete and accurate copies of all Company Stock Plans and all forms of Contracts evidencing Company Stock Options and, except as set forth in Section 4.4(c) of the Disclosure Schedule, all of the Contracts evidencing Company Stock Options are substantially similar to such forms. All of the shares of Company Capital Stock subject to Company Stock Options will be, upon issuance pursuant to the exercise of such Contracts and Company Stock Plans, duly authorized, validly issued, fully paid and nonassessable. No Company Stock Option is exercisable for any class or series of Company Capital Stock other than Company Common Stock. Each Company Stock Option (i) was granted in material compliance with all applicable Law and , except as set forth in Section 4.4(c) of the Disclosure Schedule, with all terms and conditions of the applicable Company Stock Plan (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant.

(d)            None of the shares of Company Capital Stock have been issued in violation of any subscription, option, call, warrant, commitment, right of first refusal, preemptive right, conversion right, Company Stock Option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party or otherwise. Except as set forth in Section 4.4(b), Section 4.4(c) or Section 4.4(d) of the Disclosure Schedule, (i) none of the shares of Company Capital Stock are subject to any subscription, option, call, warrant, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is subject, bound or a party or otherwise, (ii) the Company has no obligation (contingent or otherwise) to issue or otherwise sell any subscription, option, call, warrant, commitment, right of first refusal, preemptive right, convertible security, “phantom” stock right or other such right, or to issue, distribute or otherwise sell to holders of any shares of its Capital Stock, any evidences of Indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock, (iv) the Company has no obligation (contingent or otherwise) to vote or dispose of any shares of its Capital Stock or other equity or voting interest and (v) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Capital Stock or the value of the Company or any part thereof. Except for the Stockholders Agreement or as set forth in Section 4.4(b), Section 4.4(c) or Section 4.4(d) of the Disclosure Schedule, there is no Contract between the Company and any holder of its securities, or, to the knowledge of the Sellers, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of any Company Capital Stock.

(e)            At Closing, the Shares shall be transferred, assigned and delivered by each of the Sellers to the Buyer free and clear of all Liens and rights of others.

(f)            There is no Indebtedness that provides its holder with the right to vote on any matters on which Company Shareholders may vote.

Section 4.5      Noncontravention.

(a)            The execution and delivery by the Company of this Agreement, the consummation of the Transaction and the other transactions contemplated hereunder and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of the Company, or (ii) Contract to which the Company is a party or bound by or by which its assets or properties are bound or under which the Company has rights or benefits or (iii) any Law or Judgment applicable to the Company or its assets or properties, other than, in the case of (ii), any such items that, individually or in the aggregate, would not reasonably be expected to be material to the Company.

(b)            No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity or any domestic or foreign institutional review board, privacy board or ethics committee approving any clinical trial involving any of the Company’s Products (a “Review Board”) is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Transaction and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (i) compliance with and filings, notifications and approvals under any applicable foreign competition, Transaction control, antitrust or similar Law, if applicable and (ii) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, as listed in Section 4.5(b) of the Disclosure Schedule, required under applicable Law for the Company’s Permits or required by the applicable Review Boards, other than those that the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change on the Company or its financials or its business, (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

Section 4.6      Compliance with Laws; Permits.

(a)            The Company is, and since 2019 has been, in material compliance with all Laws and Judgments of any Governmental Entity, including all Health Care Laws, Anticorruption Laws and Trade Sanctions Laws, applicable to it or to the conduct by the Company of its business (including research and development activities and clinical studies), or the ownership or use of any of its assets and properties. Except as disclosed on Section 4.6(a) of the Disclosure Schedule, the Company has not received a written or, to the Sellers’ knowledge, any other, notice or other communication alleging a possible material violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.

(b)            The Company validly holds and has in full force and effect all material Permits (including an effective investigational new drug application) necessary for it to own, lease or operate its assets and properties and to carry on its businesses as now conducted, and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any Governmental Entity any right of termination, amendment or cancellation of, any such material Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to material suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transaction or the other transactions contemplated hereunder except as listed in Section 4.6(b) of the Disclosure Schedule. No Action is pending or, to the knowledge of the Sellers, threatened seeking the revocation or limitation of any material Permit. Section 4.6(b) of the Disclosure Schedule lists each material Permit issued or granted to or held by the Company, true and complete copies of which have been made available to Buyer. All of the material Permits listed on Section 4.6(b) of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

Section 4.7      Product Liability. No product liability claims have been received by the Company and, to the Sellers’ knowledge, no such claims have been threatened against the Company relating to any of the Company’s Products. There is no Judgment outstanding against the Company relating to product liability claims.

Section 4.8      Financial Statements. Section 4.8 of the Disclosure Schedule sets forth (i) the unaudited balance sheet and the related unaudited statements of income, cash flows and changes in stockholders equity of the Company as of and for the period ended with the most recent month end for the month that ended at least 45 days prior and the most recent fiscal year end of the Company which ended at least three months prior to the date hereof, as applicable (such date, the “Most Recent Balance Sheet Date”), and each of the preceding two fiscal year ends and (ii) the unaudited consolidated balance sheet of the Company as of three Business Days prior to the date hereof, (the statements referred to in clauses (i) and (ii) being referred to collectively as (the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of the Company and are consistent with the books and records of the Company, and (y) present fairly, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.

Section 4.9      Absence of Changes or Events. Since the date of the Financial Statements and through the date hereof, except as set forth in Section 4.9 of the Disclosure Schedule, to the knowledge of the Sellers, there has occurred no Material Adverse Change, and no event has occurred and no circumstance exists that, with or without notice or lapse of time or both, could reasonably be expected to result in a Material Adverse Effect.

Section 4.10      Undisclosed Liabilities. Except (a) as reflected on the Financial Statements, or (b) otherwise incurred by the Company in the ordinary course of business since the date of the last Financial Statement, the Company has no Liabilities other than (i) Liabilities under the executory portion of any Contracts of the Company (other than obligations due to breaches or non-performance under such Contracts), (ii) Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, (iii) Liabilities pursuant to or in connection with this Agreement or the transactions contemplated hereby, including, as of the Closing, (iv) Liabilities disclosed in Section 4.10 of the Disclosure Schedule, (v) Liabilities that will be satisfied or released at or prior to the Closing. The Amended and Restated Future Advance Promissory Note issued August 26, 2020, by and between the Company and Avenue, as assignee of Fortress Biotech, Inc. has previously been contributed to the capital of the Company, and the Intercompany Indebtedness, which will be released prior to the Closing, represent the sole Indebtedness of the Company.

Section 4.11      Assets; Personal Property.

(a)            Section 4.11(a) of the Disclosure Schedules sets forth all the material assets of the Company as of the Effective Date, including without limitation any drug substance or biological or chemical materials (“Assets”). Except as set forth on Section 4.11(a) of the Disclosure Schedule, no Assets used in or for the benefit of the Company is owned or Controlled by any of the Sellers or Fortress.

(b)            The Company is the true and lawful owner and has good and valid title to all Assets (tangible or intangible) reflected on the Financial Statements or acquired by the Company, in each case, except as set forth on Section 4.11(b) of the Disclosure Schedule, free and clear of all Liens, other than Permitted Liens.

(c)            Section 4.11(c) of the Disclosure Schedule sets forth any Contract pursuant to which the Company leases personal property as lessee or lessor (the “Personal Property Leases”). Except as set forth in Section 4.11(c) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the personal property purported to be owned by the Company, free and clear of all Liens.

(d)            The Company enjoys peaceful and undisturbed possession under all Personal Property Leases and is not in default under any Personal Property Leases, including any event that with the giving of notice or passage of time or both would constitute a default. All amounts due as of the Closing Date under the Personal Property Leases are and shall be paid and current as of the Closing Date. The Company has made available to Buyer true and correct copies of all Personal Property Leases.

(e)            This Section 4.11 is not intended to, and does not, constitute a representation or warranty relating to Intellectual Property, which is addressed solely in Section 4.14.

Section 4.12      Real Property. The Company does not own or lease any land, buildings, structures, easements or other rights and interests appurtenant thereto (“Real Property”) and has not owned or leased any Real Property at any time prior to the Effective Date.

Section 4.13      Contracts.

(a)            Section 4.13(a) of the Disclosure Schedules lists all Material Contracts of the Company.

(b)            The Company is not a party to any of the following:

(i)            Contracts that limit the freedom of the Company to compete in any line of business or geographic or therapeutic area or otherwise restricting the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services that the Company currently plans to develop, or to make use of any of the Company Intellectual Property;

(ii)           Except as set forth on Section 4.13(b)(ii) of the Disclosure Schedule, Contracts containing any “non-solicitation” or “no-hire” provision that restricts the Company;

(iii)          Except as set forth on Section 4.13(b)(iii) of the Disclosure Schedule, Contracts with or involving (A) any Seller or any Affiliate (other than the Company) of any Seller, (B) any former holder of Company Capital Stock or any Affiliate (other than the Company) thereof or (C) any current or former Company Personnel or any Affiliate (other than the Company) thereof;

(iv)          Contracts (or substantially related Contracts) for the purchase or sale of products or the furnishing of services;

(v)           Contracts involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company, or any Transaction, consolidation or similar business combination transaction;

(vi)          Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties;

(vii)         Contracts for any joint venture, partnership, joint product development, strategic alliance or co-marketing arrangement;

(viii)        Contracts to which the Company is a party as of the date hereof relating to research services or clinical trials in respect of any of the Company’s Products or related to any of the Company Intellectual Property;

(ix)           Contracts containing any right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company;

(x)           agency, dealer, sales representative, distribution, marketing or other similar agreements;

(xi)           Contracts (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xii)          Contracts (including so-called take-or-pay or keepwell agreements) under which (A) any Person (including the Company) has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(xiii)        Contracts under which the Company has made or is required to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company) or Contracts relating to the making of any such advance, loan, extension of credit, capital contribution or other investment or any guaranty thereof;

(xiv)        Contracts involving any mortgage or other Lien upon any real property or other assets;

(xv)         Contracts providing for indemnification of any Person after the Closing Date, other than customary indemnification provisions of commercial contracts entered into in the Ordinary Course of Business;

(xvi)        Contracts involving any resolution or settlement of (A) any Action or other dispute restricting the rights of the Company or (B) any other Action or dispute involving a settlement in excess of $20,000;

(xvii)       Contracts containing any covenant not to sue or forbearance to sue, work made for hire agreement, concurrent use agreement, settlement agreement, pre-rights declarations or co-existence agreement;

(xviii)      Except as set forth on Section 4.13(b)(xviii) of the Disclosure Schedule Contracts under which the consequence of a default or termination would reasonably be expected to result in a Material Adverse Change;

(xix)        Any Contract under which the Company is the guarantor of any indebtedness, actual or contingent, of any Person; or

(xx)          any engagement letter or similar Contract with any broker, finder or investment banker.

(c)            Each Material Contract is in full force and effect, and is valid and binding and enforceable in accordance with its terms against the Company and, to the Sellers’ knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity. A true, correct and complete copy of each Material Contract has been made available to Buyer. There is no material violation, breach (including anticipatory breach) or default under any Material Contract by the Company or, to the knowledge of the Sellers, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the knowledge of the Sellers, any other party thereto, and the Company has not received or given notice of any material default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of any party in the performance or payment of any Material Contract. Immediately following the Closing Date, each Material Contract will continue to be in full force and effect, and valid, binding and enforceable in accordance with its terms (except for any Material Contract to which the Company is or may be a party at any time from and after the date hereof that is terminated by any other party to such Material Contract in accordance with its terms for any reason other than on account of any breach of any of its obligations under such Material Contract or any other action or omission by the Company). Except as set forth in Section 4.13(c) of the Disclosure Schedule, all amounts due and payable by the Company pursuant to the Material Contracts on or prior to the Closing Date have been paid and the Company has not received any written notice for indemnification under any of the Material Contracts or, to the Sellers knowledge, no claim for indemnification under any of the Material Contracts has been threatened against the Company.

Section 4.14      Intellectual Property of the Company.

(a)            Section 4.14(a) of the Disclosure Schedule lists all Company Intellectual Property. Except to the extent listed in Section 4.14(a) of the Disclosure Schedule, all Company Intellectual Property is either (i) solely and exclusively owned by the Company, free and clear of all Liens (except Permitted Liens), (ii) licensed to the Company pursuant to a written Contract that, to the Sellers’ knowledge, is valid and enforceable or (iii) is in the public domain and does not require any permission or authorization for use. The Company has made available to Buyer prior to the date hereof an accurate and complete copy of all Contracts referred to in Section 4.14(a)(ii), other than Contracts for Standard Software. All Contracts (other than Contracts for Standard Software) under which Company Intellectual Property is licensed to the Company are listed in Section 4.14(a)(ii) of the Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth in Section 4.14(a)(iii) of the Disclosure Schedule: (x) no Company Personnel have any claim, license, right (whether or not currently exercisable) or interest in or to any Company Intellectual Property and (y) to the Sellers’ knowledge, no Company Personnel are in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality, where the cause or nature of the breach arises out of the performance of any services on behalf of the Company related to the development of any Intellectual Property. Except as set forth on Schedule 4.14(a)(iv) of the Disclosure Schedule, no Intellectual Property which has been used by, or is for the benefit of, the Company is owned or Controlled by any of the Sellers or Fortress.

(b)            Section 4.14(b) of the Disclosure Schedule sets forth a true and accurate list of all Contracts relating to any right in, to or under any Intellectual Property (including all licenses, authorizations, options, settlement agreements, coexistence agreements, consent agreements, covenants not to sue and similar rights and immunities, assignments and security interests) that have been granted (i) to the Company (other than non-exclusive “shrink wrap” or “clickwrap” software licenses for Standard Software, and licenses or restricted use provisions that arise out of the purchase of off-the-shelf reagents from suppliers or through catalogs), or (ii) by the Company to any other Person (other than customary powers of attorney granted to the Company’s patent prosecution counsel solely for purposes of representing the Company before the U.S. Patent and Trademark Office (“PTO”) or its foreign equivalents). The Company and, to the Sellers’ knowledge, any other party to any Contract relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, is in compliance in all material respects with the terms of all such Contracts. With respect to licenses to the Company, to the Sellers’ knowledge, the Company’s licensor is in compliance in all material respects with all agreements granting such Intellectual Property rights to such licensor. No event has occurred that, alone or together with the passage of time or notice or both, would result in the termination or loss of rights (or the loss of exclusivity of any rights) with respect to Company Intellectual Property under any Contract that is listed or required to be listed in Section 4.14(b) of the Disclosure Schedule. In each case except as set forth in Section 4.14(b)(x), (y) and (z) of the Disclosure Schedule, the Company has not entered into any Contract (x) granting any Person the right to bring an action for Infringement with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property, (y) expressly agreeing to indemnify any Person against any claim that the practice of the Company Intellectual Property Infringes any Intellectual Property of any Person or (z) granting any Person the right to control the prosecution of any of the Company Intellectual Property. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not in any material respects: result in (A) a breach of or an alteration or trigger of any terms in any Contract, including payment obligations, relating to any Company Intellectual Property or any of the Company’s Products, or create on behalf of any third party the right to terminate or modify any such Contract, (B) (1) a loss, alteration, or impairment (in whole or in part) of, or Lien on, any Company Intellectual Property or any of the Company’s Products, (2) a conflict with, or a loss, alteration, or impairment (in whole or in part) of any of the rights of the Company in or to any of Company Intellectual Property or any of the Company’s Products, or the validity, enforceability, use, right to use, transferability, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property, (C) additional payment obligations to third parties in excess of those payable by the Company prior to the Closing or (D) the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any of the Company’s Products or Company Intellectual Property. The Company has the legal power to convey to a successor all of its ownership in the Company-Owned Intellectual Property owned or purportedly owned by the Company, and such Intellectual Property will, immediately subsequent to the Closing, continue to be assignable, alienable, or transferable by the Company on the same terms with which the Company, immediately prior to the Closing, may assign, alienate or transfer such item without payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay if the transactions contemplated by this Agreement had not occurred. Section 4.14(b) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (other than with respect to Standard Software) that has been or is registered, filed, certified, granted, or issued, or that has been or is subject to an application for registration, filing, certification, grant or issuance (“Registered Company IP”) and is (i) owned by the Company, or (ii) exclusively licensed to the Company, indicating for each item (as applicable): (A) all current assignees and owners, (B) all registration numbers, issuance numbers, grant numbers, serial numbers and application numbers, (C) all filing, registration or grant dates, and (D) all jurisdictions in which such Registered Company IP has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for (and in the case of domain names, the registrar and registrant of such domain names). Section 4.14(b) of the Disclosure Schedule additionally sets forth an accurate and complete list of all Company Intellectual Property for which an application for registration, filing, certification, grant or issuance is currently in preparation by or in the name of the Company.

(c)            (i) Each item of Company-Controlled Registered Company IP, and, to the Sellers’ knowledge, all other Registered Company IP properly identifies all inventors thereof, (ii) each such identified inventor has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company (or its applicable licensor), and (iii) in the case of Patent Rights, all such assignments have been filed with the PTO, and to the extent applicable and required by applicable Laws, its foreign equivalents. To the Sellers’ knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with such assignment. To the extent any Patent Right included in the Registered Company IP has been assigned to the Company by any Person who is not an inventor of such Patent Right, any and all such third party assignors of such Patent Rights have each executed a valid and enforceable written agreement assigning all of such third party’s rights, title, and interests in and to such Patent Rights (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company, and all such assignments have been timely and properly filed with the PTO, and to the extent applicable and required by applicable Laws, its foreign equivalents.

(d)            All documents, certificates, and other materials have been, for purposes of maintaining the Company-Controlled Registered Company IP and Registered Company IP exclusively licensed to the Company, filed in a timely manner with the relevant Governmental Entities or registrar (taking into account any extensions), and all filing, issuance, maintenance, renewal, and other material fees have been timely paid with respect to the Company-Controlled Registered Company IP and Registered Company IP exclusively licensed to the Company. There are no invention disclosures made by any personnel or consultants to the Company or which are related to Company Intellectual Property, in each case which have been presented in writing to the Company, which have not been converted to patent applications for the benefit of the Company.

(e)            All Registered Company IP is subsisting in all applicable jurisdictions where filed and, to the Sellers’ knowledge, is valid and enforceable. Except as set forth on Schedule 4.14(b) of the Disclosure Schedules, none of the Company-Controlled Registered Company IP and Registered Company IP exclusively licensed to the Company, and to the Sellers’ knowledge none of the other Registered Company IP, has expired, lapsed, been abandoned, forfeited, cancelled or disclaimed (other than in the ordinary course of prosecution before the PTO or its foreign equivalents), or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity or tribunal of competent jurisdiction, and, to the Sellers’ knowledge, there are no facts or circumstances (including the existence of any prior art) that would reasonably be likely to provide a basis for abandonment, cancellation, invalidity, unenforceability or an inventorship or ownership claim by a third party. No Company-Controlled Registered Company IP or Registered Company IP exclusively licensed to the Company, and to the Sellers’ knowledge no other Registered Company IP, has been or is subject to any pending or threatened interference, inventorship dispute, reissue, reexamination, opposition, concurrent use, ownership, right to use, cancellation, invalidity, inter partes, post-grant or other similar proceeding or Action. None of the Company Intellectual Property is subject to any outstanding Judgment, charge, settlement or other disposition of any dispute where the Company is a party or is otherwise bound.

(f)            To the Sellers’ knowledge, no third party is or has been Infringing any Company Intellectual Property. No claims, complaints, suits, or proceedings regarding any matter described in the preceding sentence have been asserted in writing or threatened against any Person by the Company or, to the Sellers’ knowledge, asserted or threatened on behalf of the Company or by a licensor of the Company. The Company has taken commercially reasonable measures to maintain, protect, and preserve the security, confidentiality, value and ownership of all material trade secrets and confidential information included in the Company Intellectual Property (including confidential Know-How and Other Information) (“Confidential Company Information”), including by requiring all current and former employees of Avenue and consultants of the Company, and any other Person who has had access at any time to any to any Confidential Company Information to execute and deliver to the Company (or, in the case of current and former employees of Avenue, to execute and deliver to Avenue) a written Contract that includes confidentiality and restriction on use terms sufficient to maintain the confidential status and limit the use of such Confidential Company Information. The Company has made available to Buyer prior to the date hereof an accurate and complete copy of all Contracts referred to in the foregoing sentence, or the standard form of Contract used therefor. To the Sellers’ knowledge, no current or former employees of Avenue or consultants of the Company are, and no other Person who has had access at any time to any Confidential Company Information is, in violation in any material respect of any such confidentiality agreements. The Company has obtained from all Persons who are or were involved in, or who have participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of any of the Company’s Products or Intellectual Property used or intended for use in the conduct of the business of the Company (or any portion thereof), a written Contract that assigns solely and exclusively to the Company all rights, title and interests in and to any and all Intellectual Property conceived, developed, created or reduced to practice by such Persons within the scope of or resulting from such Person’s activities with respect to the Company’s business. To the Sellers’ knowledge, no founder, current or former employees of the Company or Avenue or any other Person who is or has been involved in, or participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of any of the Company’s Products or Intellectual Property used or intended for use in the conduct of the business of the Company (or any portion thereof) is in violation in any material respect of any invention assignment agreements executed by such Person in favor of the Company.

(g)            To the Sellers’ knowledge, the conduct of the business of the Company as it has been and is currently conducted and the research, development, testing, manufacture, use, sale, offer for sale, importation and other exploitation of any of the Company’s Products has not Infringed, does not Infringe, and would not Infringe any Intellectual Property of any third party. Neither the Company nor Avenue has received during the past six years any written, or, to the Sellers’ knowledge, other, claim, notice, “cease and desist” letter or offer or invitation to obtain a license or like written correspondence or any threat from any Person (i) alleging or suggesting that the Company has Infringed, is Infringing or may, through the research, development, testing, manufacture, use, sale, offer for sale, importation or other exploitation of the Company’s Products, Infringe the Intellectual Property of any Person or (ii) challenging the inventorship, ownership, validity, enforceability, priority, scope, use, right to use, or registrability of any of the Company Intellectual Property. To the Sellers’ knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for any such claims or actions referred to in clause (i) or clause (ii) of the immediately preceding sentence. To the Sellers’ knowledge, there are no Patent Rights of any third party known to be dominating or interfering with any claims within the Company Intellectual Property that cover BAER-101. Except as has been otherwise disclosed to Buyer, there are no opinions or memorandums of counsel regarding the infringement, noninfringement, validity or invalidity, or enforceability or unenforceability of any Intellectual Property which has been prepared for or on behalf of the Company or, to the knowledge of the Sellers, by any person other than the Company.

(h)            Except as set forth in Section 4.14(h)(1) of the Disclosure Schedule, no invention claimed or covered by any Patent Right within the Company-Owned Intellectual Property or within the Company Intellectual Property exclusively licensed to the Company (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) is a “subject invention” as that term is described in 35 U.S.C. § 201(e) or (ii) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction. The Company and, to the Sellers’ knowledge, its licensors have complied with their respective obligations under the Bayh-Dole Act or any similar Law of any other jurisdiction with respect to any Patent Rights pertaining to the Company’s Products or any other obligations applicable to the Company as a result of the use of funding or other resources of any non-U.S. Governmental Entities or institutes of higher learning. Except as set forth in Section 4.14(h)(2) of the Disclosure Schedule, no funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Company-Owned Intellectual Property or any of the Company Intellectual Property exclusively licensed to the Company.

(i)             The Company has no Software other than off-the shelf Software. There has not been in the past two years any material (i) to the Sellers’ knowledge, unauthorized intrusions or breach of the security of the IT Assets, (ii) malfunction of the IT Assets or (iii) accidental or unauthorized access to, loss, or misuse of personal data maintained by the Company. Section 4.14(i) of the Disclosure Schedule sets forth a true and accurate list of all Software that is owned by the Company except Standard Software.

(j)              Neither the Company, nor to the Seller’s knowledge, any third parties acting on behalf of the Company, uses any artificial intelligence in the research or development related to BAER-101 or the Compound or any product incorporating the Compound.

Section 4.15      Litigation. There is no Action that is pending or, to the knowledge of the Sellers, threatened against the Company (or any holders of Company Capital Stock or directors, officers, agents or employees of the Company, to the extent such Actions relate to the Company) or any assets or properties of the Company. There are no Judgments outstanding against the Company (or any holders of Company Capital Stock or directors, officers, agents or employees of the Company, to the extent such Judgments relate to the Company) or any assets or properties of the Company. During six years prior to the Effective Date, there has not been any Action in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party) or (b) resulted in any equitable relief. There is no Action pending by the Company, or which the Company intends to initiate, against any other Person.

Section 4.16      Taxes.

(a)            The Company has timely filed all U.S. federal income and all other material Tax Returns that it was required to file and all U.S. federal income and all other material Tax Returns with respect to which the Company had or has a joint filing obligation were timely filed (taking into account any extensions), and all Tax Returns that the Company has filed (whether required or otherwise, including both Tax Returns filed by the Company, and deemed filed by the Company upon the filing by a joint filer) were correct and complete in all material respects. The Company has paid on a timely basis all material Taxes (whether or not shown to be due on any such Tax Returns). All material Taxes that the Company was required by any Tax Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Taxing Authority.

(b)            The Company has made available to Buyer correct and complete copies of all income Tax Returns and other Tax Returns filed with respect to the Company, and examination reports and statements of deficiencies assessed against or agreed to by the Company, since the Company’s formation, in each case which have been requested in writing by Buyer. No examination or audit of any Tax Return or Tax Period of the Company (or any Tax Return deemed filed by the Company upon filing by a joint filer) by any Taxing Authority and no Tax dispute or litigation with respect to the Company is currently pending or in progress or, to the Sellers’ knowledge, threatened or contemplated. During six years prior to the Effective Date, the Company has not received any notice, proposal, assessment, injunction or written request for payment or deficiencies of any Taxes from any Taxing Authority except for those requests for payments as reflected in the Tax Returns made available to Buyer. The Company has not been informed in writing, or other than in writing to the Sellers’ knowledge, by any jurisdiction that the jurisdiction believes that the Company was or may be required to file any Tax Return that was not filed or subject to taxation in such jurisdiction. No extension or waiver of the limitation period applicable to any of the Company Tax Returns or Tax Period (including where no Tax Return was filed) has been granted and remains in effect, nor has any request been made in writing for any such waiver or extension by the Company or any Taxing Authority.

(c)            There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable or being contested in good faith.

(d)            The Company is not, and has never been during six years prior to the Effective Date, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than an affiliated group for which the common parent is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor or by contract.

(e)            The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement.

(f)            The Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes.

(g)            The Company has not received or applied for a Tax ruling or entered into a Closing Agreement pursuant to Section 7121 of the Code (or any similar provision of Tax Law) in either case that would be binding upon the Company after the Closing.

(h)            The Company has not entered into any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

(i)             The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(j)              None of the foregoing representations shall be deemed to be a representation with respect to the amount or availability of net operating losses or tax credit carryovers (or any other tax attributes) as of the Closing Date.

Section 4.17      Insurance. Section 4.17 of the Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of the Company, and the Company has heretofore made available to Buyer a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of the Company for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including (but not surviving) the Closing Date have been, or will prior to the Closing Date be, paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. The Company is not in material default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or both, would become a material default thereunder. No insurer under any such insurance policy has provided written notice to the Company that it has cancelled or generally disclaimed liability under any such insurance policy or indicated any intent in writing to not renew any such insurance policy. There are no pending or, to the Sellers’ knowledge, threatened material claims under any insurance policy pertaining to the Company.

Section 4.18      Benefit Plans; Employee Matters.

(a)             Except for the Company Stock Plan, the Company has no, and has never had any, Company Plans under which any Company Personnel (or their dependents or beneficiaries) would have accrued benefits provided to the Company or its Affiliates because the Company has never had any employees.

(b)            The Company has made available to Buyer a true, complete and correct copy of (1) each Contract and other Plans under which any Company Personnel (or their dependents or beneficiaries) may accrue benefits or otherwise receive payments or other compensation for services provided to the Company or its Affiliates (each, a “Company Plan”), as amended through the date of this Agreement, or a written summary of any unwritten Plan, (2) the most recent annual report (Form 5500) filed with the Internal Revenue Service with respect to each such applicable Company Plan, (3) the Company’s material trust agreements, insurance contracts and administrative services agreements, (4) the summary plan description (if required), as modified by any summaries of material modifications, (5) the three most recent determination, opinion or advisory letters for any Company Plan intended to be qualified under section 401(a) of the Code and (z) any correspondence with the Department of Labor, Internal Revenue Service, or any other Governmental Entity regarding the Company Plan. No Company Plan is subject to the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any Company Personnel that are subject to the Laws of any jurisdiction outside of the United States. As used herein, “Plans” means any: (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) bonus, compensation, stock option, stock purchase, restricted stock, equity or equity-based compensation, stock appreciation rights, phantom stock, incentive, fringe benefit, voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, profit-sharing, commission, pension, retirement, deferred compensation, day or dependent care, legal services, cafeteria, medical, life insurance, dental, vision, disability, workmen’s compensation or other insurance, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and welfare benefit plans, programs, arrangements, commitments or practices (whether or not insured) and (iii) employment, employee termination, employee retention, and severance Contracts, whether or not any such plans, programs, arrangements, commitments, Contracts, agreements or practices (referred to in clause (i), (ii) or (iii) above) are in writing.

(c)            Each Company Plan has been, in all material respects, established, maintained, and administered in accordance with its terms and with all applicable Laws. As of the Closing, the Company will not sponsor, maintain, administer, or have any liability with respect to any Plan.

(d)            As of the Closing, the Company has and will have no employees and is not a co-employer of any Company Personnel or other service providers. The Company does not and has never had any employees. All work performed on behalf of the Company has been performed solely by the employees of Avenue or other third parties. The Company has no Liability for any such employees provided by any Seller or any third party. The officers of the Company are paid by Avenue and serve no function other than was required to comply with Delaware statutory laws.

(e)            The treatment of any restricted stock which is issued or has been issued by the Company has not and does not violate the terms of the Company Stock Plans or any agreement governing the terms of such Company Stock Plan.

(f)             The Company is and has been in compliance in all material respects with all applicable Laws (including Tax Laws) regarding employment, employment practices, immigration, employee benefits and compensation, terms and conditions of employment including wages and hours, the classification of employees and independent contractors, withholding of Taxes and insurance payments, and payment of employment Taxes, compensation and benefits, and has not engaged in, authorized or otherwise been involved in any unfair labor practice or a non-exempt prohibited transaction.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Company Personnel; (ii) increase any benefits under any Company Plan; (iii) result in the acceleration of the payment or vesting of any compensation or benefits (other than the acceleration in vesting of Shares as a result of the Closing); (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the Company’s right to amend or terminate any Company Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(h)            No current or former consultant or independent contractor of the Company could reasonably be deemed to be a misclassified employee. No consultant or independent contractor is eligible to participate in any Company Plan. The Company has never had any temporary or leased employees.

(i)             The execution and delivery of this Agreement, and consummation of the transactions contemplated by this Agreement will not (either along or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan or Contract that will result in any payment (whether severance, notice or termination pay or otherwise), or acceleration, vesting or increase in benefits or compensation with respect to any Company Personnel, or former independent contractor, consultant (or similar relationship) or director of a Company or its Affiliates.

(j)             The Company: (i) is, and at all times has been, in compliance in all material respects with all applicable Laws and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other governmental body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, harassment, wages and hours, overtime exemption classification, independent contractor classification, labor relations, plant closing notification, occupational health and safety, leave of absence requirements, privacy right, retaliation, immigration, wrongful discharge, or other violation of the rights of employees, former employees or employment candidates; (ii) has withheld and reported all amounts required by any Laws or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(k)            The Company is, and at all times has been, in compliance in all material respects with all Contracts with any current or former independent contractor or consultant. As of the Closing, there will be no sums owing to any current or former independent contractor or consultant of the Company.

Section 4.19      Regulatory Matters.

(a)            Schedule 4.19 lists any and all of its Regulatory Applications, Regulatory Approvals, Permits, and Data Packages as well as any other applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for, or submitted in connection with, any and all from the FDA or any other Governmental Entity relating to the Company, its business operations and its Products. All of the Regulatory Applications, Regulatory Approvals, Permits, and Data Packages with respect to any Compound and any Product are owned by the Company.

(b)            To the extent any activities have been taken with respect thereto, to the Sellers’ knowledge, all of the Company’s Products are being, and at all times have been, developed, tested, labeled, manufactured, stored, promoted, sold, imported, exported and distributed, as applicable, in compliance in all material respects with all applicable requirements under Health Care Laws, and, as applicable, those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, and the Company has not received any written or, to the Sellers’ knowledge, any other notice or other communication, that the Company’s Products are not or have not been so developed, tested, labeled, manufactured, stored, promoted, sold, imported, exported and distributed.

(c)            All applications, notifications, submissions, information, claims, reports and statistics and other data utilized as the basis for, or submitted in connection with, any and all Permits from the FDA or any other Governmental Entity relating to the Company, its business operations and Products, when submitted to the FDA or such other Governmental Entity were true, complete and correct in all material respects as of the date of submission, and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other Governmental Entity.

(d)            All preclinical and clinical trials in respect of the activities of the Company related to the Products being conducted by or on behalf of the Company are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all applicable Health Care Laws, including but not limited to, the clinical trial registration and results reporting requirements of the PHSA, the FFDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, all applicable requirements of “Good Clinical Practice”, “Good Laboratory Practice,” “Informed Consent”, as those terms are defined by the FDA, and, to the Sellers’ knowledge, requirements of Review Boards. No clinical trial conducted by or on behalf of the Company concerning the Products has been terminated or suspended by the FDA, Review Board, Independent Ethics Committee, Data Safety Monitoring Board, or other oversight body, and neither the FDA nor any other applicable Governmental Entity has commenced or, to the Sellers’ knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, suspend, materially modify, or materially restrict, any proposed or ongoing clinical trial concerning the Products conducted or proposed to be conducted by or on behalf of the Company and, to the Sellers’ knowledge, there are no facts that would reasonably give rise to such an action. The Company has not received any written notices or other written correspondence from any Review Board, Independent Ethics Committee, Data Safety Monitoring Board, or other oversight body with respect to any ongoing pre-clinical or clinical studies concerning the Products requiring the termination, suspension, or material modification of such studies and, to the Sellers’ knowledge, there are no facts that would reasonably give rise to such an action. To the extent any preclinical and clinical trials relating to all Products have been conducted by or on behalf of third parties, the foregoing representations are, to the Sellers’ knowledge, accurate and correct with respect to such preclinical and clinical trials. Neither the Compound or any Product of the Company has been subject to any “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting that has not be appropriately reported in accordance therewith.

(e)            No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Product or pre-market approvals or marketing authorizations are pending, or to the Sellers’ knowledge, threatened, against the Company, nor have any such proceedings been pending at any time. The Company has filed all annual and periodic reports, amendments and safety reports for any of its Products required to be made to the FDA, the EMEA or any other Governmental Entity.

(f)             The Company has disclosed or made available to Buyer accurate and complete copies of all material commitments, agreements and communications with the FDA and the EMA regarding the Products.

(g)            Neither the Company nor, to the Sellers’ knowledge, any officer, employee or agent of the Company or Avenue, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”. Neither the Company nor, to the Sellers’ knowledge, any of its officers, employees or agents, is the subject of any pending or, to the Sellers’ knowledge, threatened investigation by the FDA pursuant to the FDA Ethics Policy. Neither the Company nor, to the Sellers’ knowledge, any of its officers, employees or agents, (i) has been charged with or convicted of any crime, (ii) has engaged in any conduct result in a debarment under 21 U.S.C. Section 335a or 21 U.S.C. § 355a(b), (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code or (iv) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. Neither the Company, nor, to the Sellers’ knowledge, any of its officers, employees or agents, has been charged with or convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. To the Sellers’ knowledge, as of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against the Company or its officers, employees or agents. The Company is not enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such governmental health care program and third party payment program. The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Entity.

(h)            The Company has disclosed or made available to Buyer all material information known to the Company regarding the safety and efficacy of the Company’s Products.

(i)             The Company is not a “covered entity” as that term is defined in 45 C.F.R. § 160.13 and is not in breach of any “business associate contract” as described in 45 C.F.R. § 164.504(e). The Company has complied in all material respects with all applicable Laws relating to the privacy and security of individually identifiable information and all Company privacy policies and other Company promises and representations (whether explicit or implicit) relating to the privacy and security of individually identifiable information, including information of actual or potential employees, consumers, or other individuals (“Company Privacy Policy”). The Company maintains and is in compliance with appropriate data security policies and processes and, to the Sellers’ knowledge, the Company is not under investigation by any Governmental Entity and has not received any complaint or inquiry in relation to its data security or privacy practices. To the knowledge of the Sellers, the transactions contemplated by this Agreement will not violate any Company Privacy Policy or applicable Law.

Section 4.20      Environmental Matters. Except as set forth in Section 4.20 of the Disclosure Schedule, (a) the Company has for the last five years complied in all material respects with all, and is not in material violation of any, applicable Environmental Laws, (b) the Company is in compliance in all material respects with all Environmental Permits, (c) the Company has not received written notice that it is subject to any liability for Hazardous Material disposed by the Company or on its behalf on any third party property, (d) the Company is not subject to any Judgment of any Governmental Entity relating to liability under any Environmental Law, (e) the Company has not assumed or retained, by Contract or by operation of law, any liabilities of a third party arising under or pursuant to any Environmental Law and has not agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law and (f) the Company has not released any Hazardous Material into the environment except (i) in compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law. Copies of all material environmental reports, studies, assessments and sampling data in the possession of the Company that relates to the Company’s operations or any real property currently or formerly occupied or operated in connection with the business of the Company have been made available to Buyer. The Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in material violation of, or subject to material liability under, any Environmental Law or regarding any actual, alleged, possible or potential material liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company. No Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar state, local or federal Law. Except for the representations and warranties set forth in Section 4.15, the representations and warranties contained in this Section 4.20 are the sole and exclusive representations and warranties of the Company relating to Environmental Laws, Hazardous Materials and Environmental Permits.

Section 4.21      Transactions with Affiliates. Section 4.21(i) of the Disclosure Schedule describes any transaction during the past three (3) years between the Company, on the one hand, and any Seller or Affiliate of the Company, on the other hand, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, or Contract assigning Intellectual Property to the Company. Except as set forth on Section 4.21(ii) of the Disclosure Schedule, no Affiliate of the Company owns or has any interest in any property (real or personal, tangible or intangible), Company-Owned Intellectual Property, Third Party Intellectual Property or Contract used in or pertaining to the business of, the Company. None of the Sellers (i) have any claim or cause of action against the Company or (ii) owes any money to, or is owed any money by the Company. Neither the Company nor any Affiliate of the Company, nor any officer, director or employee of the Company, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor of the Company.

Section 4.22      Brokers. The Company has not entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the Transaction or the other transactions contemplated hereunder pursuant to which the Company could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Transaction, this Agreement or the other transactions contemplated hereunder, including, for the avoidance of doubt, any amounts that may be payable to any investment banker, broker, finder, consultant or intermediary in connection with the payment of any Contingent Consideration.

Section 4.23      No Other Representations or Warranties; Disclosure Schedule. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedule hereto) or in any certificate delivered pursuant to this Agreement, none of the Company, the Sellers or any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement. The Company makes no representation or warranty to Buyer regarding the probable success or profitability of the Company.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company, as of the date hereof, as follows:

Section 5.1      Organization and Standing. Buyer is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of incorporation.

Section 5.2      Power and Authority; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transaction and the other transactions contemplated hereunder, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the Transaction and the other transactions contemplated hereunder, have been duly authorized by all necessary corporate action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transaction and the other transactions contemplated hereunder other than compliance with and filings, notifications and approvals under any applicable foreign competition, Transaction control, antitrust or similar Law, if necessary, as set forth on Section 5.2 of the Disclosure Schedule. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by the other parties thereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

Section 5.3      Noncontravention.

(a)            The execution and delivery by Buyer of this Agreement, the consummation of the Transaction and the other transactions contemplated hereunder and the compliance by Buyer with the provisions of this Agreement will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of Buyer, or any Material Contract to which Buyer is bound, or by which any of their respective assets or properties may be affected or (ii) violate any Law or Judgment applicable to Buyer, other than any such breaches, defaults or violations that individually or in the aggregate are not likely to impair the ability of Buyer to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Transaction or any of the other transactions contemplated hereunder.

(b)            No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement, the consummation by Buyer of the Transaction and the other transactions contemplated by this Agreement or the compliance by Buyer with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair the ability of Buyer to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Transaction or any of the other transactions contemplated hereunder.

Section 5.4      Brokers. Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which any Person could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Transaction, this Agreement or the other transactions contemplated hereunder.

Section 5.5      Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.6      Financial Capability. Buyer will, at the time that such payments, fees and expenses become payable pursuant to the terms of this Agreement, have sufficient cash on hand or financing available to pay the full consideration payable hereunder, to make all other payments required in connection with the transactions contemplated hereby and to pay all related fees and expenses. Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 5.7      Investment Purpose. Buyer is purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities Laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor Rule 501 of Regulation D of the Securities Act.

Article 6
CERTAIN COVENANTS

Section 6.1      Access. Prior to the Closing, the Company shall (i) make available for inspection by Buyer and its Representatives all of their respective properties, assets, books of accounts, records (including the work papers of their respective independent accountants), any and all data and Intellectual Property related to the Company’s Products, and Contracts and any other materials requested by any of them relating to the Company and its existing and prospective businesses and assets and Liabilities at such times as Buyer may reasonably request, and (ii) make available to Buyer and its Representatives the officers, other senior management and Representatives of the Company for interviews, at such times as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and Liabilities. Any and all such inspections, interviews, and access for investigations shall be conducted in accordance with applicable Law (including any applicable competition, antitrust or trade regulation Law) upon reasonable prior notice during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company; provided, that all such requests shall be directed to [***] (as representative of the Sellers) or such other person as the Company may designate in writing from time to time. The information provided or accessed pursuant to this Section 6.1 will be governed by the confidentiality provisions of Section 6.6.

(a)            Without limiting the foregoing, as soon as practicable following the date hereof (but in any event no later than five (5) days after the date hereof), the Sellers’ Representative shall collect, inventory and organize in a central location the Company’s books and records, including but not limited to electronic and hard copies of the items set forth on Schedule 6.1(a), in order to facilitate the orderly transition of the Company’s business in connection with the transactions contemplated by this Agreement.

Section 6.2      Tax Matters.

(a)            Sellers’ Representative shall timely prepare and file any Tax Return required to be filed by the Company on or before the Closing Date (not including any extensions thereof), and timely pay any Tax reflected thereon. Sellers’ Representative will prepare such Tax Returns in accordance with applicable Law, and consistent with past custom and practice unless otherwise required by applicable Law.

(b)            Buyer will prepare any Tax Return of the Company required to be filed after the Closing Date (a “Post-Closing Tax Return”) and, subject to Buyer’s right to indemnification pursuant to Section 8.2, pay any such Tax reflected thereon. All Post-Closing Tax Returns that include a Pre-Closing Tax Period shall be filed in accordance with past custom and practice and in accordance with applicable Law, professional standards and rules, and shall include all deductions attributable to the Transaction Expenses. Any net operating loss in a Pre-Closing Tax Period shall be carried back to the fullest extent permitted by applicable Law, and no election will be made for such net operating losses to only be carried forward unless otherwise requested by the Sellers’ Representative. Buyer shall provide the Sellers’ Representative with copies of all Post-Closing Tax Returns that include a Pre-Closing Tax Period (and any accountant or Company workpapers and such additional information regarding such Tax Return as may reasonably be requested in writing by the Sellers’ Representative, redacted for any information of Buyer or its Affiliates that is not relevant to the Pre-Closing Tax Period of the Company) at least 25 days prior to filing thereof, except that in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to the Sellers’ Representative within 10 days prior to the filing. The Sellers’ Representative shall provide any reasonable comments on each such Tax Return and Buyer shall, unless otherwise required by applicable Law, revise the draft Tax Return to fully reflect the Sellers’ Representative reasonable comments prior to filing or causing the filing of such Tax Return.

(c)            All transfer, documentary, sales, use, recordation, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) (collectively, “Transfer Taxes”) incurred in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement shall be paid by the Sellers, and the Sellers and Buyer shall cooperate in timely making all Tax Returns as may be required to comply with the provisions of such Tax Laws. Buyer and the Sellers will reasonably cooperate with each other to lawfully minimize any such Taxes.

(d)            Buyer, the Sellers, the Sellers’ Representative and the Company shall provide reasonable cooperation, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit or other administrative proceeding or judicial proceeding involving Taxes (each, a “Tax Contest”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Contests, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder through the applicable statute of limitations.

(e)             If any Party receives notice of any Tax Contest, such Party will promptly notify the other Parties in writing of such Tax Contest, but the failure to so notify will not relieve the other Party of any Liability it may have, except to the extent the Party has suffered actual prejudice thereby. With respect to any Tax Contest, Sellers’ Representative shall control all proceedings taken in connection with such Tax Contest and, without limiting the foregoing, may make any available elections and pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable Governmental Entity with respect thereto; provided that (i) Buyer may, at Buyer’s expense, participate in all material respects in (but not control the conduct of) the defense of such Tax Contest and (ii) Sellers’ Representative may not settle or compromise any Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)              For all purposes of this Agreement (i) in the case of any Straddle Period, the amount of any Taxes based on or measured by income, sales, use, receipts or other similar items of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, except that exemptions, allowances or deductions that are calculated on an annual basis and not allocated between the Pre-Closing Tax Period and the period after the Closing Date under applicable Law (including any applicable depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period and (ii) any deduction attributable to the payment of consideration for Company Stock Options, bonus or change in control payments and Transaction Expenses shall be allocated to the Pre-Closing Tax Period, unless otherwise required by applicable Law.

(g)             If Buyer, the Company or their respective Affiliates (i) receives any refund of a Tax (or credits in lieu thereof) or (ii) utilizes the benefits of any overpayment of a Tax which relates to Taxes paid or accrued by the Company with respect to a taxable period ending before or including the Closing Date, Buyer shall transfer, or cause to be transferred, to the Sellers (in accordance with their Pro Rata Percentage) within ten (10) days of receipt the entire amount of the refund or overpayment, including any interest included by Governmental Entities thereon, net of any Tax payable by Buyer with respect thereto received or utilized by Buyer.

(h)            Following the Closing, Buyer will not, and will cause the Company to not, without the Sellers’ Representative’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned (i) other than in accordance with this Section 6.2, file, re-file, amend, or otherwise modify any Tax Return of the Company to make, revoke or change any Tax election with respect to the Company with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (iii) voluntarily approach any Taxing Authority with respect to any Tax Returns or Taxes of the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, through any voluntary disclosure agreement process), (iv) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period, (v) waive or agree to waive or extend the statute of limitations relating to any Taxes of the Company with respect to any Pre-Closing Tax Period, (vi) compromise, concede or settle any Tax Liability of the Company, or (vii) take any other action with respect to a Pre-Closing Tax Period; (viii) make an election pursuant to section 338(g) of the Code with respect to the acquisition of the Company; in the case of subsections (i) through (viii), to the extent such action (or inaction) could affect the Tax Liability of the Sellers, the amounts to be received by Sellers under this Agreement or a Seller’s indemnification obligations under this Agreement.

Section 6.3      Exclusivity.

(a)            Prior to the Closing, the Company shall not, and shall not authorize or direct any of their respective officers, directors, shareholders or Representatives to, directly or indirectly through another Person (and it shall instruct each such Representative not to), (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, or otherwise cooperate in any way with, any Transaction Proposal.

(b)            Without limiting Section 6.3(a), it is understood that any violation of the restrictions set forth in Section 6.3(a) by any Person covered by Section 6.3(a), whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of Section 6.3(a) by the Company.

(c)            If any of the Persons referred to in Section 6.3(a) receives any Transaction Proposal prior to the Closing, the Company shall promptly advise Buyer orally and in writing of such Transaction Proposal, the material terms and conditions of any such Transaction Proposal or inquiry (including any changes thereto), a copy of any written materials received from such Person making the Transaction Proposal and the identity of the Person making any such Transaction Proposal or inquiry.

Section 6.4      Indemnification of Officers and Directors.

(a)            Buyer agrees to cause the Company to maintain in effect for six (6) years after the Closing Date all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company (the “D&O Indemnified Parties”), as provided in the Constitutive Documents of the Company as in effect on the date of this Agreement.

(b)            This Section 6.4 shall survive the consummation of the Transaction and the Closing Date, and following the Closing Date is intended to benefit and may be enforced by (as express third party beneficiaries) the Company, Buyer, and the D&O Indemnified Parties and their heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of the Company. The provisions of this Section 6.4 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have had by contract or otherwise.

Section 6.5      Control of Company Pre-Closing. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses, assets and properties.

Section 6.6      Confidentiality.

(a)            Any Confidential Information provided to any of Buyer, the Company, and/or Sellers’ Representative, as the disclosing party, and the existence and terms of this Agreement, shall be maintained in confidence by Buyer, the Company, and/or Sellers’ Representative, as the receiving Party and shall not be disclosed to a third party or used for any purpose, except as expressly permitted under this Agreement, without the prior written consent of the disclosing Party, except to the extent that such information:

(i)            is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(ii)           is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s contemporaneous business records;

(iii)          is subsequently disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a third party that, to the receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

(iv)            is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the receiving Party;

(v)           is independently discovered or developed by or on behalf of the receiving Party or any of its Affiliates without the use of information belonging to the disclosing Party;

(vi)          is reasonably necessary to be disclosed in prosecuting or defending any Action, including responding to a subpoena in a third party litigation;

(vii)         is required to be disclosed to comply with applicable Law or court or administrative orders;

(viii)        is reasonably necessary to be disclosed to the Company Shareholders in order for the Company to comply with shareholder disclosure obligations under applicable Law or is disclosed as permitted under the Written Consent; or

(ix)           is reasonably necessary to be disclosed by the Company and/or the Company Shareholders to its and their current and prospective direct or indirect investors and limited partners in connection with any fundraising activities and otherwise in the ordinary course of their respective businesses, including to its and their Tax accountants and other advisors.

(b)            As used in this Agreement, “Confidential Information” means (i) in the case of any Party, any information provided by or on behalf of such Party to the other Party in connection with this Agreement or the transactions contemplated hereby, including any information relating to any of the Company’s Products, any Know-How, Intellectual Property and Other Information with respect thereto developed by or on behalf of such Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of such Party, (ii) in the case of any Party, all information disclosed prior to the date hereof by or on behalf of such Party and (iii) any other proprietary or confidential information of any Party or any of its Affiliates; provided that (A) prior to the Closing, all information regarding the Company, its business or assets (including the Company Intellectual Property and any of the Company’s Products) shall be deemed to be disclosed by the Company, and (B) after the Closing, such information shall be deemed to be solely disclosed by Buyer. Notwithstanding anything to the contrary, all Confidential Information of Company shall be deemed to be owned and controlled by Buyer exclusively following the Closing.

(c)            If and whenever any information of the disclosing Party is disclosed by the receiving Party in accordance with this Section 6.6, such disclosure shall not cause any such information to cease to be subject to the restrictions of this Section 6.6 except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s information pursuant to clause (vi) or clause (vii) of Section 6.6(a), it will, except where impracticable or prohibited by applicable Law, give reasonable advance notice to the other Party of such disclosure and, at the disclosing Party’s request and expense, use commercially reasonable efforts to secure confidential treatment of such information. This Agreement supersedes the Mutual Confidential Disclosure Agreement, dated February 7, 2024 (the “Confidentiality Agreement”), between the Buyer and Avenue.; provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be subject to the restrictions set forth in this Section 6.6; and provided further that the provisions of Section 7 (with respect to Trading Restrictions) of that agreement shall continue in full force and effect.

(d)            For the purposes of clarification only and not for the purposes of interpreting or limiting any other provision of this Agreement, any breach of this Section 6.6 by a Party and remedies hereunder are not subject to (solely with respect to such breaching Party) any limitation under Section 8.4; provided, however, that the limitations set forth in: (i) the first sentence of Section 8.4(b) shall apply to any breaches of this Section 6.6 by any Seller; and (ii) the final two sentences of Section 8.4(b) shall apply to any breaches of this Section 6.6 by any Seller except for Avenue. With respect to any breach of this Section 6.6, the non-breaching Party, without being required to demonstrate damage or irreparable harm, shall be entitled to a temporary restraining order, preliminary and permanent injunction, specific performance and other equitable relief as necessary to enjoin or equitably remedy the conduct in breach. The availability or election of equitable remedies shall be in addition and without prejudice to any other remedies available to the non-breaching Party.

Section 6.7      No Other Representations; Non-Reliance. Buyer acknowledges and agrees that Buyer has independently conducted a due diligence review and analysis of the business, operations, properties, technology, assets, Liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and, in connection therewith, had access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer acknowledges and agrees that Buyer has relied solely on the aforementioned due diligence review and analysis and not on any representations or other statements, promises, projections or opinions of the Company or Sellers or any of their Representatives or any other Person, except for the specific representations and warranties made by the Company in Article 4 of this Agreement, in each case, as qualified by the Disclosure Schedules (“Express Representations”). Buyer acknowledges and agrees that: (i) except for the Express Representations, none of the Company, Sellers or any other Person is making and has made any representation and warranty, express or implied, at law or in equity, in respect of Sellers, the Company or any of their respective businesses, assets, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the business, the existence or amount of any net operating loss, capital loss, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Company furnished to Buyer, its Affiliates or Representatives in any data room, management presentation or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (ii) except for the Express Representations, (x) Buyer is not relying on, and has not relied on, any representations and warranties that may have been made by the Company, Sellers or any other Person and (y) the Company and Sellers disclaim any representation and warranty made by any nonparty to the Agreement or any other Person; and (iii) none of the Company, Sellers or any other Person has any obligation or duty to make any disclosures not required to be disclosed by the Express Representations.

Section 6.8      The rights of the Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Buyer may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Buyer. The Sellers hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of the Buyer, and regardless of the results of any such investigation, the Buyer has entered into this Transaction in express reliance upon the representations and warranties of the Sellers made in this Agreement.

Article 7
CERTAIN ADDITIONAL COVENANTS

Section 7.1      Commercially Reasonable Efforts. Until the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things, in each case necessary or advisable to permit the consummation of the Transaction and the other transactions contemplated by this Agreement, including obtaining any consents, authorizations, approvals, permits or licenses of any Governmental Entity under any applicable Law required to be obtained or made by the Parties to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

Section 7.2      Publicity. The Parties shall not, and shall cause their respective Affiliates, officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, except as set forth in Exhibit D; provided that each Party may make any public disclosure it believes in good faith is required by applicable Law or the rules of any securities exchange on which its securities are traded, provided it first provides a copy of any materials which shall be disclosed to the other Party and in a commercially reasonable manner and uses Commercially Reasonable Efforts to redact any material which would be deemed to be Confidential Information, including any material that the other Party reasonably deems to be confidential. Notwithstanding the foregoing, a Party may make public statements concerning the subject matter of this Agreement or in which the names of the other Parties appear without the prior written consent of such other Parties, provided that: (x) the statement contains information that was previously the subject of an approval granted hereunder (including that set forth in Exhibit D) and (y) each such statement is true and accurate as of the time made.

Section 7.3      Expenses. Whether or not the Transaction and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the Transaction, this Agreement, the AZ License Amendment and the other transactions contemplated hereby and thereby; provided that (a) any Transaction Expenses shall be paid in accordance with Section 2.3 hereof, and (b) Buyer, on behalf of the Company following the Closing, shall be solely responsible for paying the amendment fee to AZ pursuant to the terms of the AZ License Amendment.

Section 7.4      Further Assurances. From time to time after the Closing, as and when requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as a Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereunder.

Article 8
INDEMNIFICATION

Section 8.1      Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date which is twelve (12) months after the Closing; provided, however, that the Fundamental Representations and the Super Fundamental Representations shall survive the Closing indefinitely or until the latest date permitted by applicable Law, (ii) the representations and warranties contained in Section 4.16 and Section 4.18 shall survive the Closing until 60 days following the expiration of any statute of limitations applicable to the subject matter thereof; (iii) the representations and warranties in Section 4.14 shall survive until for a period of three (3) years (the “Survival Period”). Each Indemnified Party must give written notice to the respective Indemnifying Party of any claim for indemnification under this Article 8 in accordance with Section 9.1. Any claim for indemnification made in writing by the Indemnified Party on or prior to the expiration of the applicable Survival Period shall survive until such claim is finally and fully resolved. All of the covenants and other agreements of the Parties contained in this Agreement (a) to the extent that they require performance on or prior to the Closing Date, shall terminate at the Closing, and (b) to the extent that they require performance after the Closing Date, shall survive until fully performed or fulfilled.

Section 8.2      Indemnification of Buyer. From and after the Closing, Buyer and its Affiliates (including, from and after the Closing, the Company) and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives (each, a “Buyer Indemnified Party”) shall be indemnified and held harmless by the Sellers, severally (according to such Seller’s Pro Rata Percentage) but not jointly, against any and all Losses, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

(a)            the breach or violation of or inaccuracy in any representation or warranty made by the Company or Sellers contained in this Agreement or in any Ancillary Document to which they are a party;

(b)            the breach or violation of any covenant or agreement of the Sellers or, prior to the Closing, the Company contained in this Agreement or in any Ancillary Document to which they are a party;

(c)             any fraud by the Company or the Sellers in connection with this Agreement, the Transaction or the other transactions contemplated hereby;

(d)             any failure of any Seller to deliver good and valid title to the shares of Company Capital Stock, to the Buyer, free and clear of all Liens;

(e)             any Action by a stockholder or former stockholder of the Company, or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Company Capital Stock, (ii) any right of a stockholder, warrant holder or holder of other rights to acquire Company Capital Stock of the Company including any option, preemptive right or right to notice or to vote, (iii) any right under the Constitutive Documents of the Company Actions or disputes with respect thereto, (iv) the allocation or payment among the Sellers of any Seller Closing Payment, pursuant to the terms of this Agreement, or (v) any claim that Schedule I is not true, complete and correct in all respects;

(f)              any claim by any of the Sellers that the Sellers’ Representative does not have the authority to act as the agent, representative and attorney-in-fact of the Sellers; and

(g)             any Taxes of the Company, or for which it may be liable, with respect to any Pre-Closing Tax Period (or portion thereof), except to the extent such Taxes were included in Indebtedness or Transaction Expenses.

Section 8.3      Indemnification of Sellers. From and after the Closing, each of the Sellers and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Buyer against any and all Losses, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

(a)             the breach or violation of or inaccuracy in any representation or warranty made by Buyer contained in this Agreement or in any Ancillary Document to which it is a party;

(b)             the breach or violation of any covenant or agreement of Buyer or, after the Closing, the Company contained in this Agreement or in any other Ancillary Document to which they are a party; or

(c)             any fraud by Buyer in connection with this Agreement, the Transaction or the other transactions contemplated hereby.

Section 8.4      Limits on Indemnification.

(a)            Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a) unless and until (i) the amount of indemnifiable Losses which may be recovered from the Indemnifying Party with respect to such claim equals or exceeds $25,000 (the “Individual Claim Threshold” and any such Loss that is disregarded pursuant to this clause (i), a “Non-Qualified Loss”), after which, subject to clause (ii) of this Section 8.4(a), the Indemnifying Party shall be liable for the full amount of all Losses with respect to such claim and not only those in excess of the Individual Claim Threshold and (ii) the aggregate amount of indemnifiable Losses (excluding Non-Qualified Losses) which may be recovered from the Indemnifying Party under Section 8.2(a) or Section 8.3(a), as the case may be, equals or exceeds $50,000 (such amount, the “Deductible”), after which the Indemnifying Party shall be liable for the full amount of all Losses in excess of the Deductible; provided, however, that the foregoing limitations set forth in this Section 8.4(a) shall not apply to (A) breaches of, or inaccuracies in, the Fundamental Representations or (B) Actions against a Seller based upon such Seller’s fraud. Claims for indemnification pursuant to any other provision of Section 8.2 or Section 8.3 are not subject to the monetary limitations set forth in this Section 8.4(a).

(b)            Any and all Losses payable by the Sellers as Indemnifying Parties to the Buyer Indemnified Parties will be recovered by the applicable Buyer Indemnified Parties by pursuing indemnification rights and recourse directly against the Sellers in accordance with the Sellers’ Pro Rata Percentages. Except for actions against a Seller or Sellers based upon fraud of such Seller or Sellers, Sellers’ aggregate liability under Section 8.2 for any Losses (i) with respect to the Fundamental Representations will not exceed $5,000,000; (ii) with respect to the Company’s and the Sellers’ representations and warranties, other than the Fundamental Representations and Super Fundamental Representations, will not exceed $1,500,000. No Seller will be liable (1) under Section 8.2(a), Section 8.2(b), Section 8.2(c), or Section 8.2(d), or Section 8.2(f) (as applicable) for: (A) any breach of any representation, warranty or covenant of any other Seller, (B) any fraud of any other Seller, (C) any failure or any other Seller to deliver good and valid title to such other Seller’s shares of Company Capital Stock, or (D) any claim by any other Seller that the Sellers’ Representative does not have the authority to act as the agent, representative and attorney-in-fact of the Sellers. Except with respect to a breach of Section 6.6 (but subject to Section 6.6(d)) and any claim based on fraud, no Seller will be liable for any Losses in excess of the portion of the Seller Closing Payment and Contingent Consideration, as the case may be, actually paid or payable to such Seller. For the sake of clarity, except with respect to a breach of Section 6.6 and any claim based on fraud, other than with respect to the Seller Closing Payment (which may be recovered directly from the Sellers subject to the limitations set forth in this paragraph), the Buyer Indemnified Parties’ sole recourse with respect to recovery of Losses pursuant to this Article 8 shall be set-off against the Contingent Consideration in accordance with Section 8.8 hereof.

(c)            Except for actions based upon fraud, in no event shall Buyer be liable under Section 8.3 for any Losses in an aggregate amount in excess of $300,000 provided however such $300,000 limitation shall not apply to any Claim against the Buyer for nonpayment of Closing Payment due and payable pursuant to Section 2.3(a) or the nonpayment of Contingent Consideration due and payable pursuant to Section 2.8.

(d)            The amount of any Losses for which indemnification is provided under this Article 8 shall be net of (i) any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss and all costs and expenses incurred in recovering such insurance proceeds with respect to such Loss) or from any third Person. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later receives insurance recoveries in respect of the related Loss or indemnification payments that were not previously accounted for with respect to such Losses or indemnification payments when made, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than five (5) Business Days after delivery of such notice by the Indemnified Party, the Indemnified Party shall pay to the Indemnifying Party an amount equal to the lesser of (A) any such insurance recoveries and (B) the actual amount of the indemnification payments previously paid by such Indemnifying Party with respect to such Losses.

(e)            The right of each Party to indemnification pursuant to Section 8.2 or Section 8.3, as the case may be, will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any Company, Sellers or Buyer representation or warranty, as the case may be, or performance of or compliance with any covenant or agreement of the Company, any Seller or Buyer herein, as the case may be. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall be entitled to any indemnification for Losses: (i) arising out of the amount or availability of net operating losses or tax credit carryovers (or similar tax attributes) of the Company, (ii) that are attributable to any Post-Closing Tax Period or the manner in which Buyer finances the transactions contemplated hereby, (ii) that are due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits of the Company, or (iii) that are Transfer Taxes.

Section 8.5      Notice of Loss; Third Party Claims.

(a)            A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt (and within sixty (60) days of becoming aware of any fact or circumstance that would reasonably be expected to give rise to a claim for indemnification hereunder) written notice thereof. The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced by such delay. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, including the nature, basis and amount of the Loss in respect of which such Direct Claim is made, and shall include copies of all substantive documents in the possession of the Indemnified Party relating to such Direct Claim. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) Business Day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim for all purposes of this Agreement. If the Indemnifying Party delivers a response to such notice disputing its Liability to the Indemnified Party within such thirty (30) Business Day period, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute for a period of ninety (90) days from the date of delivery of such response.

(b)            In the event that any Action shall be instituted, asserted or threatened by any third party in respect of which payment may be sought under Section 8.2 or Section 8.3 (regardless of the limitations set forth in Section 8.4) (each, a “Third Party Claim”), the Indemnified Party shall promptly, but in any event within sixty (60) days of becoming aware of any fact or circumstance that would give rise to a Third Party Claim, provide written notice of the assertion of such Third Party Claim to the Indemnifying Party, which notice shall include the amount, of Losses and the nature and basis of such claim, including copies of all substantive notices and documents (including court papers) received by the Indemnified Party . The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder; provided, however, that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, or in which relief other than monetary damages is sought, or (ii) involving the alleged misuse, infringement, misappropriation or violation of any Intellectual Property, (iii) involving a purported class action, (iv) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim subject to the limitations of Section 8.4 or (v) if the Third Party Claim relates to Taxes (other than Taxes that relate to the valuation of or which could reasonably be expected to result in an indemnification obligation under Section 8.2(g)) or to the Company Intellectual Property. In addition, the Indemnifying Party may not maintain the defense of a Third Party Claim if it has failed to defend such Third Party Claim in good faith. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, fails to respond to a notice of a Third Party Claim within the aforementioned thirty (30) day period, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 8.5(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim at the Indemnifying Party’s sole cost and expense, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in the reasonable opinion of outside counsel to the Indemnified Party a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.5 to the contrary, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment unless (1) the claimant provides an unqualified release of the Indemnified Party from all Liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business and (4) such settlement does not involve any admission of Liability or wrongdoing by any Indemnified Party or any of its Affiliates, and (ii) the Indemnified Party shall not settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(c)            In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.5, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 8.

Section 8.6      Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made under this Article 8 as adjustments to the Seller Closing Payment and Contingent Consideration for all Tax purposes.

Section 8.7      Remedies. From and after the Closing, except for claims agsinst an Indemnifying Party based on that Indemnifying Party’s fraud, the sole and exclusive remedy of any Indemnified Party for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the transactions contemplated herein or the subject matter of this Agreement, shall be indemnification in accordance with this Article 8. Notwithstanding the foregoing, this Section 8.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) in the event of a Party’s failure to comply with its post-Closing obligations (including its payment, confidentiality or indemnification obligations) hereunder and/or under any Ancillary Document.

Section 8.8      Set-Off. Buyer may set off, deduct or retain any amount due to Buyer (a) in respect of any claim for indemnification under Section 8.2 made within the applicable Survival Period against any Contingent Consideration which Buyer may be obliged to pay (or procure to be paid) to the Sellers pursuant to this Agreement; provided, that the aggregate amount of Contingent Consideration that may be set off, deducted or retained with respect to any Seller shall not exceed the limitation set forth in Section 8.4(b) to the extent applicable to such Seller and applicable to such claim. In the event that Buyer asserts a claim for indemnification that is subject to a right of set-off pursuant to this Section 8.8 and the Sellers’ Representative reasonably objects to Buyer’s determination of the amount of Losses for which Buyer is entitled to indemnification in connection with such claim (such amount, a “Set-Off Claim Amount”), then, upon the Sellers’ Representative’s request, Buyer shall deposit, or cause to be deposited, the applicable Set-Off Claim Amount with a mutually agreed escrow agent pursuant to an escrow agreement in customary form and as mutually agreed among the Parties and such escrow agent. The Set-Off Claim Amount shall remain in escrow until the resolution of the applicable claim to which such amount relates. To the extent that such pending claim is resolved in favor of Buyer, the applicable portion of the Set-Off Claim Amount shall be paid to Buyer, with any amount remaining in escrow after such payment being released as follows: (i) the portion of any such amount payable to the Sellers, shall be released by such escrow agent to the Paying Agent, for distribution by the Paying Agent to the Sellers, in accordance with Section 2.6.

Section 8.9      No Right of Contribution. No Seller shall have any right of contribution against the Company with respect to any breach by the Seller of any of its representations, warranties, covenants or agreements.

Section 8.10      No Circular Recovery. Each Seller hereby agrees that it will not make any claim for indemnification against Buyer or the Company by reason of the fact that such Seller was a controlling Person, director, employee or Representative of the Company or was serving as such for another Person the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party against any Seller relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by an Indemnified Party against any Seller relating to this Agreement and any of the transactions contemplated hereby, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Seller pursuant to this Article 8.

Article 9
MISCELLANEOUS

Section 9.1      Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be sent by facsimile, courier or express delivery service or personal delivery to the following addresses or electronic mail address, or to such other addresses or electronic mail addresses as shall be designated from time to time by a Party in accordance with this Section 9.1:

if to Buyer:

Axsome Therapeutics, Inc.
One World Trade Center, 22nd Floor
New York, NY 10007
Email:
Attn: [***]

with a copy (which shall not constitute notice) to:

Axsome Therapeutics, Inc.
One World Trade Center, 22nd Floor
New York, NY 10007
Attn: [***]

if to the Sellers’ Representative:

Avenue Therapeutics, Inc.
1111 Kane Concourse, Suite 301
Bay Harbor Islands, FL 33154
Attn: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke, LLP
301 S College St 34th Floor,
Charlotte, NC 28202
Attn: [***]
Email: [***]
[***]

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) upon receipt when delivered by a courier or express delivery service (such date of receipt being evidenced by the courier’s or express delivery service’s records) or (iii) when delivered, if sent by electronic mail.

Section 9.2      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; except that after Closing, any Seller may assign, in its sole discretion, any or all of its rights to receive any Contingent Consideration to any Affiliate of such Seller provided, however, in order for such assignment to be effective, (a) the Buyer shall be notified in advance of such assignment and provided the name, address, email and phone number of such assignee, (b) such assignee shall enter into an agreement with Buyer, in form a substance satisfactory to Buyer, that the receipt of any Contingent Consideration is subject to the terms and conditions of this Agreement, including any rights of set-off and Article 8, (c) the Seller shall remain bound by the terms of this Agreement (including under Article 8 hereof and any right of set-off) unaffected by such assignment and shall ensure that each assignee complies with the terms of this Agreement; (d) no such assignment shall be made if the Buyer or Seller has provided notice of any claim under Article 8 or the Buyer has provided notice of any right of set off that has not been rescinded or finally adjudicated; and (e) no assignee shall have right to further assign, in all or in part, any such rights to Contingent Consideration. Notwithstanding the foregoing, the Buyer shall have the right to assign the Agreement to an Affiliate of the Buyer or to any Person that acquires a majority of the assets of the Company whether through an asset purchase, stock purchase or merger or by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.3      Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing.

Section 9.4      Enforcement.

(a)            Subject to the provisions of Section 9.5, any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby shall be brought exclusively in a court of competent jurisdiction, federal or state, located in New York, New York, and in no other jurisdiction. Each Party hereby consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court.

(b)            The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, notwithstanding anything in this Agreement to the contrary, a Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, and a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the courts on the ultimate merits of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party further acknowledges and agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c)            Any and all activities conducted under this Section 9.4, including any and all proceedings and decisions under Section 9.4(a), shall be subject to the restrictions set forth in Section 6.6.

(d)            IN CONNECTION WITH THE PARTIES’ RIGHTS UNDER Section 9.4(a), EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 9.5      Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The seat of such arbitration shall be New York, New York. Excepting claims relating exclusively to the proper allocation of Contingent Consideration as between the Sellers, no arbitration may be commenced against Buyer or Company, or their respective Affiliates, pursuant to this provision, unless joined by Sellers’ Representative.

Section 9.6      Amendment and Waiver.

(a)            No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly set forth in Article 8, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

(b)            Except as otherwise specifically set forth in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing and signed by Buyer, the Company, the Sellers’ Representative, and, if such amendment affects any Seller in an adverse manner that is different from or disproportionate to other similarly-situated Sellers, the affected Seller, or, in the case of a waiver, by the Party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given. For clarity, any amendment to a Seller’s Pro Rata Percentage on Schedule I will require the consent or waiver of the affected Seller.

Section 9.7      Entire Agreement. This Agreement, together with their schedules and exhibits and all Ancillary Documents, documents or instruments to be delivered in connection herewith and therewith, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

Section 9.8      No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. No covenant or other undertakings in this Agreement shall constitute an amendment to any Company Plan, program, policy or arrangement, and any covenant or undertaking that suggests that a Company Plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such Company Plan, program, policy or arrangement.

Section 9.9      Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 9.10      Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive Law of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that matters involving the internal corporate affairs of Buyer or the Company shall be governed by the Laws of the jurisdiction in which such corporation is organized and that the Laws of the State of Delaware shall apply as may be necessary to legally effect the Transaction.

Section 9.11      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.12      Paying Agent. Following Buyer’s payment to the Paying Agent of any amount pursuant to this Agreement, Buyer shall have no liability to any Seller for such amount, including for the Paying Agent’s failure to distribute such amount to the Sellers in accordance with their individual arrangements with the Sellers’ Representative, and each Seller’s sole remedy shall be against the Paying Agent and not against Buyer. Buyer shall pay all fees, costs and expenses of the Paying Agent.

Section 9.13      Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 4. A disclosure in any section or subsection of the Disclosure Schedule shall qualify the representations and warranties in the corresponding section or subsection of Article 4, and shall be deemed to apply to each other section or subsection of the Disclosure Schedule and Article 4 to which its relevance is reasonably apparent. Information reflected in the Disclosure Schedules is not necessarily limited to information required by this Agreement to be disclosed or otherwise set forth therein. Headings and subheadings have been inserted in the Disclosure Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are or are not outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Disclosure Schedule in any dispute between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including whether such amounts or items are or are not material) or may constitute an event or condition which could be considered to be or result in a Material Adverse Change. No disclosure on a Disclosure Schedule admitting or indicating a possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur.

Section 9.14      Legal Representation.

(a)            Buyer, on behalf of itself and the Company and each of their respective Representatives, and their respective successors and assigns (all such parties, the “Waiving Parties”), hereby agree that Troutman Pepper Locke LLP (or any successor) (“TPL”) may represent any or all of Sellers or Sellers’ Representative, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Company. Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.

(b)            Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications, written or oral, between any of Sellers, the Company, Sellers’ Representative or their counsel, including TPL, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding purchase and sale of the Shares, and instead survive, remain with and are controlled by Sellers (the “Privileged Communications”), without any waiver thereof.

(c)            Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby further agree (i) that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees), in any dispute or Actions against or involving any of the parties after the Closing, (ii) not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Privileged Communications.

[Signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

BUYER: AXSOME THERAPEUTICS, INC

By:	/s/ Nick Pizzie
Name: Nick Pizzie
Title: Chief Financial Officer

COMPANY: BAERGIC BIO, INC

By:	/s/ Samuel W. Berry
Name: Samuel W. Berry
Title: Corporate Secretary

SELLERS’ REPRESENTATIVE:

AVENUE THERAPEUTICS, INC.

By:	/s/ Alexandra MacLean, M.D.
Name: Alexandra MacLean, M.D.
Title: Chief Executive Officer

[Signatures of additional sellers]

Signature Page
Stock Purchase Agreement